As filed with the Securities and Exchange           Registration No. 333-129261
Commission on March 3, 2006.


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM SB-2

                           REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933
                     (Post-Effective Amendment No. 1)

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
               (Name of Small Business Issuer in Its Charter)

          DELAWARE                  3998                     13-2846796
      (State or other        (Primary Standard            (I.R.S. Employer
      jurisdiction of     Industrial Classificaton       Identification No.)
      incorporation or          Code Number)
      organization)



                           4 HARDSCRABBLE HEIGHTS
                                P.O. BOX 382
                          BREWSTER, NEW YORK 10509
                               (845) 277-8100
          (Address and telephone number of principal executive offices)

                           4 HARDSCRABBLE HEIGHTS
                                P.O. BOX 382
                          BREWSTER, NEW YORK 10509
                 (Address of principal place of business)

                              ANDREW L. SIMON
                          4 HARDSCRABBLE HEIGHTS
                                P.O. BOX 382
                          BREWSTER, NEW YORK 10509
                               (845) 277-8100
          (Name, address and telephone number of agent for service)

                                Copies to:
                         STEVEN R. BERGER, ESQ.
                Vedder, Price, Kaufman & Kammholz, P.C.
                             805 Third Avenue
                        New York, New York 10022
                             (212) 407-7700
                 ____________________________________






      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                    Registration No. 333-129261

PROSPECTUS

                   TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

                         677,187 Shares of Common Stock

      This Prospectus relates to the offer and sale from time to time of 677,187 shares of the Common Stock of Touchstone Applied Science Associates, Inc. ("Touchstone") by the selling stockholders listed in this Prospectus. We are registering the offer and sale of these shares in order to allow the selling stockholders the opportunity to freely resell their shares, but the registration of such shares does not necessarily mean that any or all of the shares will be offered or sold by the selling stockholders. The selling stockholders may sell all or a portion of these shares from time to time in market transactions, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable, or in privately negotiated transactions. The shares of Common Stock being offered were previously issued to the selling stockholders pursuant to transactions that were exempt from registration under the Securities Act of 1933, as amended.

      INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE
DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF
THIS PROSPECTUS.

      Touchstone's Common Stock trades on the electronic bulletin board of the National Association of Securities Dealers under the trading symbol TASA. On February 27, 2006, the closing sale price of the Common Stock on the electronic bulletin board was $3.29 per share. Accordingly, the aggregate proceeds to the Selling Stockholders may be calculated as follows:

                                               Per Share             Total

Public Offering Price                            $3.29            $2,227,945
Proceeds, before expenses, to
selling stockholders                             $3.29            $2,227,945

Except to the extent that any of the selling stockholders
exercise warrants, the Company will not receive any proceeds from this offering.
                          ____________________

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR
COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ____________________

            The date of this Prospectus is December 14, 2005,
                       as amended on March 3, 2006

                           TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS                                                 2

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY                      2

RISK FACTORS                                                               4

USE OF PROCEEDS                                                            7

BUSINESS                                                                   7

SELECTED FINANCIAL INFORMATION                                            13

FINANCIAL STATEMENTS                                                      13

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS                13

THE SELLING STOCKHOLDERS                                                  20

DESCRIPTION OF SECURITIES                                                 21

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT                22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT            31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                            33

PLAN OF DISTRIBUTION                                                      35

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                 35

LEGAL OPINIONS                                                            36

EXPERTS                                                                   36

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                               F-1

                        FORWARD-LOOKING STATEMENTS

      You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we previously filed with the SEC, is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      Certain statements contained in this Report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These are statements that do not relate strictly to historical or current facts. Such forward-looking statements involve known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those discussed in the forward-looking statements. These risk factors include, without limitation:

          * Rapid changes in (i) the technology used to administer standardized tests generally or market educational materials or (ii) in the policy considerations which determine which test will be administered;

          * Non-renewal of any of the Company's material state contracts;

          *       Deficits in state and school budgets;

          *       The loss of any significant customer;

          *       The ability of the Company to compete
                  successfully with the other providers of standardized tests;

          * The ability of the Company to accommodate any changes in government regulation which may impact the marketability of its tests;

          * The ability of the Company to secure additional financing as and when necessary;

          * The ability of the Company to retain the services of its key management, and to attract new members of the management team;

          * The ability of the Company to effect and retain appropriate patent, copyright and trademark protection of its products; and

          * Any decrease in the market for educational consulting services.

      The Company undertakes no obligation to release publicly any revisions to the forward-looking statements or to reflect events or circumstances after the date of this Prospectus.

          WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

      We file reports, proxy statements, and other information with the Securities and Exchange Commission (SEC File Number 0-20303). Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

      At the same time as we are filing this Prospectus with the SEC, we are also filing a registration statement on Form SB-2 covering the Common Stock being sold by the selling stockholders. For further information on Touchstone and our Common Stock, you should refer to our registration statement and its exhibits. This Prospectus summarizes material provisions of contracts and other documents to which we refer you. As the Prospectus may not contain all the information that you may find important, you should review the full text of those documents.

      You may request a copy of any filings referred to above
(excluding exhibits), at no cost, by contacting us at the following address:

      Touchstone Applied Science Associates, Inc.
      4 Hardscrabble Heights
      P.O. Box 382
      Brewster, New York 10509
      Attention: Secretary
      (845) 277-8100

                         PROSPECTUS SUMMARY

      THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT OUR COMPANY AND A GENERAL DESCRIPTION OF THE SECURITIES OFFERED HEREBY. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF US AND THE TERMS OF THE PARTICULAR SECURITIES OFFERED HEREBY, YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION.

INFORMATION ABOUT THE COMPANY

      Touchstone Applied Science Associates, Inc. (the "Company" or "TASA") now competes exclusively in the assessment marketplace. With the advent of No Child Left Behind legislation ("NCLB"), the Company's Board of Directors and management made the strategic decision to refocus the organization on the fast-growing assessment segment of the K-12 education market. During the Company's fiscal year ended October 31, 2003 ("Fiscal 2003"), TASA sold both its post-secondary proprietary school, Mildred Elley (originally acquired by TASA in fiscal 1999), and Modern Learning Press, its supplemental instructional materials subsidiary (originally acquired by TASA in fiscal 1997). Revenues were $11.2 million for the fiscal year ended October 31, 2004 ("Fiscal 2004"), and to $11.7 million for the fiscal year ended October 31, 2005 ("Fiscal 2005"). Over the past ten years, assessment revenues have increased from $2.1 million to $11.7 million, representing a compounded annual growth rate of approximately 15%.

      The Company competes in both the custom and proprietary segments of the assessment marketplace. Over the past decade, this market has been moving towards custom testing as a result of NCLB legislation requiring that student success be measured against specific standards established by each individual state. The Company has recognized this trend and has repositioned its proprietary unit to take advantage of changes in the market. As such, during Fiscal 2005, the Company decided to bid on state contracts that call for the printing, distributing, scanning, scoring and reporting of custom testing programs.

      The Company has continued to develop and market its proprietary products and services. The Company's proprietary products and services are currently part of major testing programs in Connecticut, New York, Missouri, Rhode Island, Indiana, Arkansas and Idaho.

      The Company's custom services grew from one unit in the prior year to three separate units in 2005. The Company's wholly owned subsidiary, Beck Evaluation & Testing Associates, Inc. ("BETA") was acquired in 1997. BETA performs "custom services" for state education agencies as well as for other test publishers.

      In January 2005, the Company acquired all of the outstanding stock of Assessment and Evaluation Concepts Inc. ("AEC"), a firm with experience and relationships in the educational assessment field, which complements the Company's experience and relationships. The purchase price of, $122,000 paid by the Company consisted of $83,000 in cash and the issuance of 12,000 shares of Common Stock of the Company.

      On July 1, 2005, the Company completed the acquisition of all of the outstanding stock of Achievement Data, Inc. ("ADI"). ADI provides on-line testing capabilities to state testing programs and also offers an electronic testing engine. The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,000 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at approximately $331,650, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI.

      These three custom assessment units now account for more than 65% of the Company's revenues.

      TASA's corporate headquarters are located at 4 Hardscrabble Heights, P.O. Box 382, Brewster, New York 10509. The Company's telephone number is (845) 277-8100 and its facsimile number is
(845) 277-3548. The Company maintains a website at www.tasa.com. Information contained on the Company's website is not, and should not be deemed to be, incorporated into this Report. As used in this Report, the terms "Company" and "TASA" refer to Touchstone Applied Science Associates, Inc. and its subsidiaries, unless the context otherwise indicates.

THE OFFERING

      The shares offered pursuant to this Prospectus are shares of our Common Stock beneficially owned by the selling stockholders listed in this Prospectus.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares by the selling stockholders, except to the extent that any of the selling stockholders exercise warrants and pay the exercise price in cash.

INFORMATION ABOUT THE SELLING STOCKHOLDERS

      This Prospectus relates to the registration of the offer and resale of up to 677,187 shares of our Common Stock, beneficially owned by the selling stockholders. We are registering the offer and sale of these shares in order to allow the selling stockholders the opportunity to freely resell their shares, but the registration of such shares does not necessarily mean that any or all of the shares will be offered or sold by the selling stockholders. The selling stockholders may sell all or a portion of these shares from time to time in market transactions, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable, or in privately negotiated transactions. The shares offered for resale under this Prospectus were issued to the selling stockholders pursuant to transactions not involving a public offering, which transactions were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Company has no information as to whether any of the selling stockholders will sell any of the shares included in this Prospectus. See "The Selling Stockholders" and "Plan of Distribution".

                            RISK FACTORS

      THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR SHARES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD BE LIKELY TO SUFFER. IN THAT CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. THIS SECTION DESCRIBES SOME, BUT NOT ALL, OF THE RISKS OF PURCHASING OUR COMMON STOCK. THE ORDER IN WHICH THESE RISKS ARE LISTED DOES NOT NECESSARILY INDICATE THEIR RELATIVE IMPORTANCE. YOU SHOULD CAREFULLY CONSIDER THESE RISKS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.

      This Prospectus contains forward-looking statements. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary materially from those discussed in the forward-looking statements. We discuss risks and uncertainties that might cause such a difference above and in other places in this Prospectus.

RISKS RELATED TO OUR BUSINESS

      WE OPERATE IN AN EXTREMELY COMPETITIVE INDUSTRY.

      The Company is subject to competition from various sources. The Company's principal competition comes from established for-profit and non-profit companies in the testing business and testing departments within certain states and school districts, all of which are considerably larger and have greater financial and human resources and marketing capabilities. Competition may also come from education publishers who include reading comprehension tests with their instructional materials and companies that distribute reading motivation programs.

      Although there are a number of for-profit firms that develop, publish, market, and distribute educational tests, the market is dominated by three: CTB/McGraw-Hill, Lake Forest, Illinois, and Monterey, California; Harcourt, San Antonio, Texas; and The Riverside Publishing Company, Chicago, Illinois. As large, well-established publishers of educational tests and related products and services, these firms are considered strong competitors of the Company.

      There are a number of non-profit organizations that develop, publish and distribute educational tests. For example, the American College Testing Program (ACT), Iowa City, Iowa; American Council on Education (ACE), Washington, DC; and
Educational Testing Service (ETS), Princeton, New Jersey. In addition, there are various organizations that sponsor educational tests even though they do not have the technical capability to produce tests. For example, The College Board, New York, New York, sponsors the SAT which is developed for The College Board by ETS. All of these non-profit organizations have, or have access to, the capability to develop, publish and distribute tests to schools. Currently, ACT, The College Board, and ETS publish one or more educational tests for the school market.

      There are a number of for-profit and non-profit organizations that provide test design, production and consulting services to states under contract. For example, National Evaluation Systems (NES), Amherst, Massachusetts; and Pearson Educational Measurement, Iowa City, Iowa; are among the for-profit firms that supply test development, printing, distribution, and scoring services to individual states under contract. Among the non-profit organizations, Measured Progress, Inc. (Dover, New Hampshire), ACT and ETS have conducted such contract work for states and ETS is the current contractor for the National Assessment of Educational Progress. By enabling states to have tests developed and administered to their own specifications, these for-profit and non-profit organizations compete indirectly with the Company's assessment division. In terms of size alone, these firms have greater marketing capability and resources than does the Company.

      The MAC II Test exists in a competitive market; however, several of the non-profit and for-profit testing companies do not have a product that is in direct competition with the test. The major sources of direct competition are: the LAS (Language Assessment Scales) tests published by CTB/McGraw-Hill, the LPTS (Language Proficiency Test Series) published by Metri-Tech, and the IPT (Idea Language Proficiency Test), published by Ballard and Tighe, and Harcourt's Stanford English Language Proficiency. Each of these tests is designed to assess a student's level of English language proficiency. In indirect competition are tests that assess a student's language proficiency in a primary language other than English, such as the Spanish versions of the LAS and IPT. In addition, some states have developed their own instruments for statewide testing of English Language Learners and the RPTE (Texas Reading Proficiency Tests in English).

      WE HAVE NOT PAID ANY DIVIDENDS AND CURRENTLY HAVE NO
INTENTION TO DO SO.

      We have no present intention of paying any cash dividends on our Common Stock in the foreseeable future. We intend to use our earnings to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon:

          *       our earnings;

          *       our capital requirements; and

          * our financial condition, as well as other relevant factors.

      OUR BUSINESS IS CURRENTLY CONCENTRATED IN SEVERAL LARGE
STATE CONTRACTS.

      Approximately 60% of BETA's current revenues are tied to four significant state contracts. While each of these contracts has several-year terms, the loss of any one of these contracts or the inability to replace any such contract upon its expiration could have a material adverse effect on our business or on the results of our operations.

      WE DEPEND HEAVILY ON OUR KEY PERSONNEL, AND OUR INABILITY
TO RETAIN THEM COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

      The Company's success is, to a large degree, dependent on its ability to retain the services of its executive officers and key employees. Loss of any executive officers or key employees could have a material adverse effect on the business or on the results of operations of the Company.

      THE TRADING PRICE OF OUR COMMON STOCK IS LIKELY TO BE
HIGHLY VOLATILE AND COULD BE SUBJECT TO WIDE FLUCTUATIONS.

      Reasons for this possible volatility include: (i) thin trading volume; (ii) variations in quarterly operating results;
(iii) technological innovations; (iv) new sales formats, services by the Company or its competitors; (v) forecasts by securities analysts; (vi) market conditions; (vii) significant acquisitions, strategic partnerships, joint ventures, capital commitments by the Company or its competitors; (viii) changes in key personnel, and (ix) other events or factors beyond the Company's control. These broad market and industry factors may materially adversely affect the market price of the Common Stock, regardless of our operating performance.

RISKS RELATED TO OUR INDUSTRY

      DEFICITS IN STATE AND SCHOOL BUDGETS COULD HAVE AN ADVERSE
EFFECT ON OUR BUSINESS.

      With the passage of NCLB, there is greater pressure on states and local school districts to provide for additional testing in the elementary and secondary schools. Many of the states and local school districts do not have sufficient funds to acquire or develop the tests required to meet new standards. The limited availability of funds to purchase tests could impair the profitability to the company of the tests it does provide to the states and local school districts.

RISKS RELATED TO THIS OFFERING

      OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME
FLUCTUATIONS.

      The market price for our Common Stock may fluctuate significantly in response to a variety of influences, including the following, some of which are beyond our control:

          *       variations in quarterly operating results;

          *       changes in financial estimates by securities analysts;

          * changes in market valuation of our competitors or perceived competitors;

          * announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

          *       additions or departures of key personnel;

          *       sales of Common Stock;

          *       exercise of outstanding options and warrants; and

          * fluctuations in trading volume, which are particularly common among companies that trade on Nasdaq's electronic bulletin board.

The sale of a substantial number of shares of our Common Stock in the public market could cause a reduction in the market price of our Common Stock. If all of the shares included in this Prospectus are all sold by the selling stockholders, it is likely that the market price for our Common Stock will be affected adversely.

      AN INVESTMENT IN OUR COMMON STOCK MAY NOT BE LIQUID.

      Our Common Stock is currently traded on Nasdaq's Electronic Bulletin Board under the symbol TASA. There can be no assurances that the Company will apply to have its Common Stock listed on an established national stock exchange. Accordingly, our stockholders could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock.

      TO THE EXTENT THAT SALES OF A SUBSTANTIAL NUMBER OF SHARES
OF OUR COMMON STOCK IN THE PUBLIC MARKET ADVERSELY AFFECT THE
PRICE OF OUR COMMON STOCK, OUR ABILITY TO RAISE ADDITIONAL
CAPITAL MAY BE ADVERSELY AFFECTED.

      As a result of the limited trading market for our Common Stock, sales by our stockholders of our Common Stock in the public market could materially adversely affect the prevailing market price for our Common Stock and could impair our ability to raise capital through offerings of our equity securities.
Any such sales could materially adversely affect the then-prevailing market price for our Common Stock, the ability of the Company to raise additional capital or the ability of our stockholders to sell their shares.

                           USE OF PROCEEDS

      The Company will not realize any proceeds from the sale of the shares by the selling stockholders, except to the extent that a selling stockholder exercises warrants and pays for such exercise in cash. If all of the warrants held by selling stockholders were to be exercised, the Company would receive gross proceeds of $59,200.

                               BUSINESS

OVERVIEW

      Touchstone Applied Science Associates, Inc. (the "Company" or "TASA") now competes exclusively in the assessment marketplace. With the advent of No Child Left Behind legislation ("NCLB"), the Company's Board of Directors and management made the strategic decision to refocus the organization on the fast-growing assessment segment of the K-12 education market. During the Company's fiscal year ended October 31, 2003 ("Fiscal 2003"), TASA sold both its post-secondary proprietary school, Mildred Elley (originally acquired by TASA in fiscal 1999), and Modern Learning Press, its supplemental instructional materials subsidiary (originally acquired by TASA in fiscal 1997). Revenues were $11.2 million for the fiscal year ended October 31, 2004 ("Fiscal 2004"), and to $11.7 million for the fiscal year ended October 31, 2005 ("Fiscal 2005"). Over the past ten years, assessment revenues have increased from $2.1 million to $11.7 million, representing a compounded annual growth rate of approximately 15%.

      The Company competes in both the custom and proprietary segments of the assessment marketplace. Over the past decade, this market has been moving towards custom testing as a result of NCLB legislation requiring that student success be measured against specific standards established by each individual state. The Company has recognized this trend and has repositioned its proprietary unit to take advantage of changes in the market. As such, during Fiscal 2005, the Company decided to bid on state contracts that call for the printing, distributing, scanning, scoring and reporting of custom testing programs.

      The Company has continued to develop and market its proprietary products and services. The Company's proprietary products and services are currently part of major testing programs in Connecticut, New York, Missouri, Rhode Island, Indiana, Arkansas and Idaho.

      The Company's custom services grew from one unit in the prior year to three separate units in 2005. The Company's wholly owned subsidiary, Beck Evaluation & Testing Associates, Inc. ("BETA") was acquired in 1997. BETA performs "custom services" for state education agencies as well as for other test publishers.

      In January 2005, the Company acquired all of the outstanding stock of Assessment and Evaluation Concepts Inc. ("AEC"), a firm with experience and relationships in the educational assessment field, which complements the Company's experience and relationships. The purchase price of, $122,000 paid by the Company consisted of $83,000 in cash and the issuance of 12,000 shares of Common Stock of the Company.

      On July 1, 2005, the Company completed the acquisition of all of the outstanding stock of Achievement Data, Inc. ("ADI"). ADI provides on-line testing capabilities to state testing programs and also offers an electronic testing engine. The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,000 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at approximately $331,650, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI.

      These three custom assessment units now account for more than 65% of the Company's revenues.

      TASA's corporate headquarters are located at 4 Hardscrabble Heights, P.O. Box 382, Brewster, New York 10509. The Company's telephone number is (845) 277-8100 and its facsimile number is
(845) 277-3548. The Company maintains a website at www.tasa.com. Information contained on the Company's website is not, and should not be deemed to be, incorporated into this Report. As used in this Report, the terms "Company" and "TASA" refer to Touchstone Applied Science Associates, Inc. and its subsidiaries, unless the context otherwise indicates.

PROPRIETARY ASSESSMENT PRODUCTS AND RELATED SERVICES

      The bulk of the Company's proprietary test revenues came from two tests in Fiscal 2005. The Degrees of Reading Power tests (DRP) and the MAC II, which is a comprehensive English language assessment and evaluation program.

      The DRP tests are published in three versions: Primary, Standard and Advanced. These tests measure an individual student's reading ability in a non-culturally biased manner and allow tracking of an individual's reading development over time. The DRP test is used to evaluate approximately 4 million students per year and is part of the state testing programs in Connecticut and New York.

      The Maculaitis Test, or MAC II, is used as a comprehensive
English assessment and evaluation program. The MAC II is currently authorized for use in New Jersey, Illinois, Florida and Wisconsin. In 2005, the MAC II was part of the state mandated programs in Rhode Island, Missouri and Arkansas.

      In 2005, the Company developed several additional proprietary tests that will move it into the formative assessment category. One program, Reading Power Essentials, or RPE, was launched in the fall of 2005 and another program called SSSMART is expected to be available in the winter of 2007. In addition, the Company launched an electronic version of its DRP test in the fall of 2005.

      During the past fiscal year, the Company's proprietary unit has responded to trends in the K-12 assessment business. TASA determined that its "factory", namely the ability to print, distribute, scan and score assessment materials, had significant value. As a result, the Company increased its bidding activities for fulfillment-type projects and secured the Idaho English-as-a-Second-Language state-wide program. Additionally, we expanded our Indiana Core 40 end-of-year high school assessment program and, as previously reported, expanded our business with RALLY! Education and Harcourt Achieve.

      All of the above services are reported under Proprietary
Assessment Revenue.

CUSTOM TEST PRODUCTS AND RELATED SERVICES

      BETA provides consulting services to states, school districts and textbook publishers. BETA's business is approximately equally divided between work for states and work for publishers. Since its acquisition by TASA in January 1997, BETA has concentrated on increasing its test assessment and design services to states. This effort has been successful, and BETA now provides its test development and/or psychometric services to state customers in Delaware, Indiana, Michigan, Minnesota, North Carolina, Texas, Virginia, Washington and Wyoming. In Fiscal 2003, BETA was awarded a $7.5 million contract from the State of Michigan to develop an alternative assessment test for special education students. In January 2004, BETA was notified that such contract has been extended through September 2007. The total value of this contract over its term is $13,900,000.

      BETA's custom assessment services are provided to states either directly or indirectly, typically through three of the largest commercial contractors in the contract/customized assessment markets, NCS Pearson, Harcourt, and Measurement, Inc. Generally, the business strategy of BETA is to provide these specialized services for major state contracts as a subcontractor, primarily for assessment or psychometric services and actual test design and development. The prime contractor typically provides for all the printing, logistics, warehousing, scoring and reporting services necessary to complete state contracts. In addition to various assessment activities related to state assessment programs, BETA provides test development and program evaluation services to major textbook companies and other assessment developers. The Company reports revenues from BETA's operations as Custom Assessment Income.

      In January 2005, the Company acquired all of the outstanding stock of AEC for $122,000 consisting of $83,000 in cash and 12,000 shares of the Company's Common Stock. In addition, options to purchase 50,000 shares of the Company's Common Stock were granted pursuant to the 2000 Stock Incentive Plan on the date of the closing exercisable at $3.06 per share. The options are exercisable commencing one year from the closing, through January 2015. In addition, the Company entered into two-year employment agreements with the two officers of AEC. Pursuant to the agreements, the officers of AEC are entitled to a base salary and bonuses determined by the attainment of certain performance goals. As of October 31, 2005, goodwill totaling $118,074 was recorded as a result of the acquisition.

      On July 1, 2005, the Company completed the acquisition of all of the outstanding stock of ADI. ADI provides on-line testing capabilities to state testing programs and also offers an electronic testing engine. The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,000 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at approximately $331,650, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI. The promissory notes bear interest at the rate of 5% per annum and are payable in six semi-annual installments of principal plus interest as of October 31, 2005, goodwill totaling $1,653,309 was recorded as a result of the acquisition.

      In connection with the acquisition of ADI, the Company entered into a loan agreement with its bank, pursuant to which the Company borrowed an aggregate principal amount of $1,200,000, almost all of which was used to pay the purchase price for the shares of ADI and closing costs for the transaction, with the balance being retained by the Company for working capital. Borrowings under the loan incur interest at the rate of 6.25% per annum. Interest only payments are due for the first year, and thereafter monthly payments of principal and interest of $23,339 through July 2011. The promissory note contains several financial covenants with respect to which the Company was in compliance as of October 31, 2005.

      The Company has been integrating the operations of AEC and ADI into its operations generally since the respective acquisitions of such companies.

MARKETING

      The Company markets its assessment products and services as follows:
       * Sales of secure tests to large-scale users (such as state education departments) are conducted directly by the Company's staff. This includes making presentations and negotiating contracts and license agreements.

       * Sales of the Company's products and services as described in the Company's catalogs are made primarily through direct mail campaigns to elementary school, secondary school and college markets. The Company also exhibits its products at educational trade shows and advertises in trade journals.

       * The Company's staff and its independent consultants provide presentations and in-service workshops supporting the Company's products.

       * The Company's proprietary unit hired three senior sales executives who are now responsible for deepening penetration of proprietary products and services as well as selling its full range of custom assessment services.

       * Sales of custom-designed testing and consulting are accomplished via bidding processes and attendance at professional meetings.

      The Company sells its assessment products on a contract or purchase order basis in accordance with a published price list. Depending upon the contract or the purchase order, the Company sells its products on a net 30-day or other contractual terms. The Company does not offer extended credit terms to its customers. Historically, bad debts with respect to its assessment products have not been material.


COMPETITION

      Success in the educational industry will be based on technological superiority, service, product support, the availability of patent protection, access to adequate capital, the ability to successfully develop and market products and processes and the ability to obtain government approvals. Although there is intense competition in the industry and there are both domestic and foreign companies which may be deemed dominant competitors, the Company believes that the features of its products coupled with its ability to provide quality services will permit the Company to compete successfully in its designated marketplace.

      The Company is subject to competition from various sources. The Company's principal competition comes from established for-profit and non-profit companies in the testing business and testing departments within certain states and school districts, all of which are considerably larger and have greater financial and human resources and marketing capabilities. Competition may also come from education publishers who include reading comprehension tests with their instructional materials and companies that distribute reading motivation programs.

      Although there are a number of for-profit firms that develop, publish, market, and distribute educational tests, the market is dominated by three firms: CTB/McGraw-Hill, Lake Forest, Illinois, and Monterey, California; Harcourt, San Antonio, Texas; and The Riverside Publishing Company, Chicago, Illinois. As large, well-established publishers of educational tests and related products and services, these firms are considered strong competitors of the Company.

      There are a number of non-profit organizations that develop, publish and distribute educational tests. For example, the American College Testing Program (ACT), Iowa City, Iowa; American Council on Education (ACE), Washington, DC; and Educational Testing Service (ETS), Princeton, New Jersey. In addition, there are various organizations that sponsor educational tests even though they do not have the technical capability to produce tests. For example, The College Board, New York, New York, sponsors the SAT which is developed for The College Board by ETS. All of these non-profit organizations have, or have access to, the capability to develop, publish and distribute tests to schools. Currently, ACT, The College Board, and ETS publish one or more educational tests for the school market.

      There are a number of for-profit and non-profit organizations that provide test design, production and consulting services to states under contract. For example, National Evaluation Systems (NES), Amherst, Massachusetts; and Pearson Educational Measurement, Iowa City, Iowa; are among the for-profit firms that supply test development, printing, distribution, and scoring services to individual states under contract. Among the non-profit organizations, Measured Progress, Inc. (Dover, New Hampshire), ACT and ETS have conducted such contract work for states and ETS is the current contractor for the National Assessment of Educational Progress. By enabling states to have tests developed and administered to their own specifications, these for-profit and non-profit organizations compete indirectly with the Company's assessment division. In terms of size alone, these firms have greater marketing capability and resources than does the Company.

EMPLOYEES

      As of October 31, 2005, the Company employed a total of 73 employees, of which 64 work on a full-time basis, and 9 work on a part-time basis. Of the 73 employees, 20 are engaged in research and/or test development, 32 are in operations, 11 are in executive capacities and 10 are in marketing.

GOVERNMENT REGULATIONS

      The NCLB legislation bodes well for TASA. NCLB provides funding of approximately $26 billion. Almost half of that amount is for Title I funding, which requires schools that use a portion of this funding to evaluate student progress in reading.

      NCLB also provides almost one-half billion dollars for annual testing in reading and math; Title III allows for three-quarters of a billion dollars for bilingual and immigrant education and almost one billion dollars for early language literacy. The following chart illustrates that TASA is strategically positioned to take advantage of the funding opportunities under NCLB:

         Section of NCLB Act           TASA Products & Services

         Title I                       DRP/Signposts

         Early Childhood Literacy      DRP/Signposts

         Title III/ESL                 MacII

         Annual Testing                DRP/BETA

PATENTS, COPYRIGHTS, TRADEMARKS, TRADE SECRETS AND ROYALTIES

      The Company owns the copyrights in all of the assessments and instructional materials that it creates and asserts such rights as against third parties.

      The following are registered trademarks and/or service marks of the Company: TASA (for design and preparation of educational testing materials and test scores); TASA (with logo) (for design and preparation of educational testing materials and test scores); TASA (with logo) (for computer programs used in association with educational testing and instructional materials); Degrees of Reading Power; DRP Program The Readability Standard; BROWZER--> BOOKLINK (with logo); DRP-->EZ Converter; EZ Converter; DRP Linking Text to Ability; BookMatch; MicRA-->DRP (with logo); TextSense; TASA Literacy; Signposts; Signposts (with logo); We've Done the Research for You; The MAC II Test of English Language Proficiency (with logo); DWM and Degrees of Word Meaning. An application for trademark registration is pending for SSSMART.

      Trade secrets are maintained by entering into license agreements, containing trade secret clauses, with third parties for their use of TASA software and certain proprietary data. In addition, all employees execute nondisclosure agreements as a condition of employment. The Company regularly asserts copyrights to all of its assessment and instructional materials.

PROPERTY

      The Company completed the sale/lease-back of its 30,000 square-foot headquarters building in Brewster, New York in July 2003. The building was constructed in 1987, with the second phase completed in 1991. In July 2003, the Company sold its headquarters building to 26 Palmer LLC for $2,875,000. The building and related improvements had a net book value of $1,458,481. The Company reported a gain on the sale totaling $1,254,383, net of closing costs totaling $162,136. The Company then signed a ten-year triple net lease for the building. The cost per square foot is $10.50 for the July 2003/June 2004 period and increases each year thereafter. The final year of the lease has a rental cost of $13.69 per square foot. As a result of the sale/leaseback, the gain is being recognized over the ten-year term of the lease at $125,439 per year as other income. Proceeds from the sale of the building were used to repay debt, to increase the Company's working capital and to fund the expansion of its scanning and scoring facility. In the fall of 2003, the Company completed an expansion of this scanning and scoring facility at a cost of approximately $250,000. This facility is now four times the capacity of the prior facility and will accommodate new growing business in this area.

      BETA rents a small office facility in Austin, Texas, which affords good proximity to the Texas Education Agency. Because of increased business and personnel in Austin, effective November 2004, BETA increased that office space from 500 to 1,100 square feet in the same complex. The Company made the decision to open the office in Texas because of the volume of business in that state.

      ADI rents approximately 4,400 square feet of office space in downtown Minneapolis, Minnesota. This space is used for offices, conference rooms, workstations and houses its project management personnel.

      The Company expends its resources for capital improvements as necessary.

                        SELECTED FINANCIAL INFORMATION

Income Statement Data:
----------------------


      The following tables summarize certain financial data for the continuing operations of the Company for Fiscal 2005, 2004, and 2003, respectively.

                                    Fiscal Year Ended October 31,
                                2005             2004            2003
                                ----             ----            ----

Income Statement Data:
Operating revenues          $11,686,649      $11,185,254      $9,761,638
Gross profit                  5,696,322        5,389,496       4,686,490
Income before
 income taxes                   799,032        1,415,051         681,855
Income from
 continuing operations          474,964          822,603         355,315
Income (loss) from
 discontinued operations
    (Loss) from operations
     net of income tax
     (benefit) of ($248,127)
     in Fiscal 2003                   0                0        (372,190)
    Income on disposal,
     net of income tax of
     $309,349 in Fiscal 2003          0                0         552,408
    Income from discontinued
     operations                       0                0         180,218
Net income                      474,964          822,603         535,533
Diluted earnings per share
 from continuing operations       $0.16            $0.29           $0.13

Balance Sheets:
Current assets               $5,633,491       $4,605,990      $2,998,149
Total assets                 11,774,879        8,690,506       7,546,876
Long-term obligations         1,396,212          120,291          30,400
Total liabilities             4,759,576        2,706,022       2,444,890
Working capital               3,106,382        2,981,951       1,670,790
Stockholders' equity          7,015,303        5,984,484       5,101,986



                         FINANCIAL STATEMENTS

      Financial information required to be included in this Prospectus appear in the pages marked F-1 through F-29 at the end of this Prospectus and are incorporated herein by reference as if fully set forth herein


INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----

Report of Independent Registered Public Accounting Firm               F-2

Consolidated Financial Statements as of and for
-----------------------------------------------
  the years ended October 31, 2005 and 2004 (audited)
  ---------------------------------------------------

Consolidated Balance Sheets                                           F-3
Consolidated Statements of Operations                                 F-5
Consolidated Statement of Changes in Stockholders' Equity             F-7
Consolidated Statements of Cash Flows                                 F-8
Notes to Consolidated Financial Statements                            F-10


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

      Except for historical information, the material contained in this Management's Discussion and Analysis or Plan of Operation is forward-looking. For the purposes of the safe harbor protection for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995, readers are urged to review the list of certain important factors set forth in "Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" below, which may cause actual results to differ materially from those described.

COMPANY BACKGROUND

      For over twenty-eight years, TASA has served the rapidly expanding education market, primarily through the publishing and sale of its highly regarded proprietary reading tests. In Fiscal 2002 and again in Fiscal 2003, the Company determined that its core business was assessment. It believed that this category provides better long-term growth and profit potential than either the proprietary school business or the supplemental instruction segment. Consequently, during the second fiscal quarter of Fiscal 2002, the Company reached a decision to sell its proprietary school, and in the third quarter of Fiscal 2003, the Company reached the decision to sell its supplemental instruction materials business, Modern Learning Press. Consequently both of these segments have been reported as discontinued operations. See "Discontinued Operations" below. TASA revenues from the assessment segment in Fiscal 1994 were $2.1 million, and have increased by acquisition and internal growth to $11.7 million in Fiscal 2005.


RESULTS OF OPERATIONS

      The assessment business has two units; proprietary products and services, and custom test development. The following table sets forth the revenues in each of these units and the annual percentage change for each of these units, for Fiscal 2005, 2004 and 2003:


                   TASA Revenues Breakdown (in thousands of dollars)
                            and % of Year-To-Year Change

                                          Fiscal Year Ended October 31,
                 ------------------------------------------------------------------------------
                       2003-2005            2005                2004                 2003
                       ---------            ----                ----                 ----
                           %                      %                    %                   %
                         Change        $        Change      $        Change       $       Change
------------------------------------------------------------------------------------------------
Proprietary Products
and Services              (10.2%)     $3,976.7     (11.3%)    $4,481.0     1.2%     $4,428.3      3.9%

Custom Test
Development and
Services                   44.6%      $7,709.9      15.0%     $6,704.3    25.7%     $5,333.4     61.6%

Total Revenues
from Assessment
Products and Services      19.7%     $11,686.6       4.5%    $11,185.3    14.6%     $9,761.7     29.1%


      The following are selected ratios as a percentage of revenues from continuing operations based on the Company's financial statements:

                                            Fiscal Year Ended October 31,
                                            -----------------------------

                                               2005      2004     2003
                                             ----------------------------

                                             ============================
Revenues from continuing operations. . . . .   100%      100%     100%
   Gross profit margins. . . . . . . . . . .    49%       48%      48%
Operating expenses:
   Selling expenses. . . . . . . . . . . . .    12%       11%      15%
   General & administrative. . . . . . . . .    31%       25%      22%
Income from operations. . . . . . . . . . . .    6%       12%      11%
Other income (expense). . . . . . . . . . . .    1%        1%      (4%)
   Interest expense, net. . . . . . . . . . .   --        --       (4%)
Income before income taxes
from continuing operations. . . . . . . . . .    7%       13%       7%
Income taxes. . . . . . . . . . . . . . . . .    3%        5%       3%
Income from continuing operations. . . . . .     4%        7%       4%
                                             ============================


FISCAL 2005 AS COMPARED TO FISCAL 2004

      REVENUES.  The Company's revenues from continuing
      --------
operations for the fiscal year ended October 31, 2005 were $11,686,649, representing a 4.5% increase, or $501,395, from $11,185,254, for the fiscal year ended October 31, 2004. The overall increase was attributable to growth in the custom testing arena.

      Revenues for assessment products and services, through the Company's proprietary tests unit, decreased 11.3%, or $504,173, from $4,480,954 in Fiscal 2004 to $3,976,781 in Fiscal 2005. As
NCLB continues to role out, test publishers are seeing decreases in their proprietary tests. The Company is seeing similar declines. These declines resulted from a shift to more custom testing as required by NCLB. However, these declines have been partially offset by increases in printing, distribution, scanning and scoring of third party assessment programs.

      Revenues from the Company's custom testing unit, increased by $1,005,568, or 15%, during the same period, to $7,709,868 in Fiscal 2005 from $6,704,300 in Fiscal 2004. This increase was primarily due to the expansion of the Company's core capabilities with the acquisition of AEC and ADI as well as a modest increase in BETA revenues due to the shift to custom testing as discussed above.

      COST OF GOODS SOLD.  Cost of goods sold increased by 3.4%
      ------------------
or $194,569 from $5,795,758 in Fiscal 2004 to $5,990,327 in
Fiscal 2005. As a percentage of revenue, cost of goods represented 52% of revenues in Fiscal 2004 and 51% of revenues in Fiscal 2005. The Company believes this nominal increase is a positive achievement since, in general, the delivery of custom assessment services has a higher cost than delivery of proprietary services. The mix of custom to proprietary products and services increased from 60% in Fiscal 2004 to 66% in Fiscal 2005.

      GROSS PROFIT.  The Company's gross profit for Fiscal 2005
      ------------
increased by $306,826, or 5.7%, from $5,389,496 in Fiscal 2004 to $5,696,322 in Fiscal 2005. The gross profit margin was 49% in Fiscal 2005 and 48% in Fiscal 2004.

      SELLING EXPENSES.  The Company's selling expenses increased
      ----------------
by $154,109, or 12.1%, from $1,278,178 in Fiscal 2004 to
$1,432,287 in Fiscal 2005. Selling expense is 12% of revenues in Fiscal 2005 versus 11% in Fiscal 2004. Selling expenses increased due to the Company's ongoing restructuring of its sales and marketing organization to increase revenues in future years.

      GENERAL AND ADMINISTRATIVE.  The Company's general and
      --------------------------
administrative ("G&A") expenses for Fiscal 2005 increased $746,603, or 26.5%, from $2,819,770 in Fiscal 2004 to $3,566,373 in Fiscal 2005. G&A expense is 31% in Fiscal 2005 versus 25% in Fiscal 2004. Almost half of the increase relates to the G&A expenses associated with the evaluation and implementation of internal controls necessary to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Increased professional fees with respect to new regulatory requirements and interior restructuring expenses also include the Company's hiring of a new Chief Operating Officer for its proprietary unit. Further, the infrastructure component of G&A costs increased as a result of the acquisitions of AEC and ADI completed during Fiscal 2005.

      INCOME FROM OPERATIONS.  Income from operations decreased
      ----------------------
by $593,886, or 46%, from $1,291,548 in Fiscal 2004 to $697,662 in Fiscal 2005. The decrease in income is primarily due to increases in selling, scoring and administrative expenses.

      EBITDA FROM OPERATIONS.  Earnings before interest, taxes,
      ----------------------
depreciation and amortization on the Company's operations were $1,376,670 for Fiscal 2005 versus $1,879,174 for Fiscal 2004.
The decline in EBITDA from operations is a direct result of the decline in income from operations.

      EBITDA is a non-GAAP financial measure and should not be used as a substitute for the directly comparable GAAP financial measure. In order to facilitate an understanding of the components of EBITDA and their effect on the results of operations, the following table is provided as a reconciliation of reported income from operations to EBITDA from operations.

                          EBITDA From Operations

                                   Fiscal 2005            Fiscal 2004
                                   -----------            -----------

Income from Operations             $  697,662             $1,291,548
Depreciation & Amortization        $  679,008             $  587,626
EBITDA from Operations             $1,376,670             $1,879,174

      OTHER INCOME.  Net other income decreased from $123,503 in
      ------------
Fiscal 2004 to $101,370 in Fiscal 2005. Other income is positively affected by the gain on the sale/leaseback of the building, offset by interest expense associated with the acquisition of ADI, as well as capital equipment to expand our capabilities. In Fiscal 2005 and 2004, the Company recognized a gain of $125,439 from the sale/leaseback of its corporate headquarters.

      INCOME AND EARNINGS PER SHARE.  The Company had net income
      -----------------------------
of $822,603 in Fiscal 2004 versus net income of $474,964 in Fiscal 2005.

      The Company had diluted earnings per share of $0.29 in Fiscal 2004 versus diluted earnings per share of $0.16 in Fiscal
2005.
      The diluted weighted average shares outstanding were 2,870,327 in Fiscal 2004 versus 3,023,262 in Fiscal 2005.

FISCAL 2004 AS COMPARED TO FISCAL 2003

      REVENUES.  The Company's revenues from continuing
      --------
operations for the fiscal year ended October 31, 2004 were $11,185,254, representing a 14.6% increase or $1,423,616 over $9,761,638 for the fiscal year ended October 31, 2003. The overall increase was primarily attributable to internal growth of the Company's custom testing unit.

      Revenues for assessment products and services, through the Company's proprietary tests unit, increased 1.2%, or $52,654, to $4,480,954 in Fiscal 2004 from $4,428,300 in Fiscal 2003. The increase in proprietary testing revenues was mitigated because, in Fiscal 2003, TASA received contracts from two states relating to Reading First Grants. These grants did not repeat in 2004.

      Revenues from BETA, the Company's custom testing unit, increased by $1,370,900, or 25.7%, during the same period, to $6,704,300 in Fiscal 2004 from $5,333,400 in Fiscal 2003. This increase is a function of executing on several multi-year contracts as well as the award of new assignments during the year. Our ability to acquire multi-year contracts allows BETA to continue to build its revenue stream.

      COST OF GOODS SOLD.  Cost of goods sold increased by 14.2%
      ------------------
or $720,610 from $5,075,148 in Fiscal 2003 to $5,795,758 in
Fiscal 2004. As a percentage of revenue, cost of goods was flat and represented 52% of revenues for both Fiscal 2003 and Fiscal 2004. We are pleased with this statistic since, in general, the delivery of custom assessment services has a higher cost than delivery of proprietary services. The mix of custom to proprietary products and services increased from 55% in Fiscal 2003 to 60% in Fiscal 2004.

      GROSS PROFIT.  The Company's gross profit for Fiscal 2004
      ------------
increased by $703,006, or 15.0%, from $4,686,490 in Fiscal 2003 to $5,389,496 in Fiscal 2004. The gross profit margin was 48% in both Fiscal 2004 and Fiscal 2003.

      SELLING EXPENSES.  The Company's selling expenses decreased
      ----------------
by $175,012, or 12%, from $1,453,190 in Fiscal 2003 to
$1,278,178 in Fiscal 2004. Two events that contributed to this decline were: a disproportionate amount of spending by the Company in Fiscal 2003 to jump-start marketing activities associated with NCLB and a number of revenue activities in Fiscal 2004 that were not subject to sales commissions.

      GENERAL AND ADMINISTRATIVE.  The Company's general and
      --------------------------
administrative expenses for Fiscal 2004 increased $630,452, or 28.8%, from $2,189,318 in Fiscal 2003 to $2,819,770 in Fiscal
2004. Almost 45% of the increase in G&A expense is due to the lease on the company building. In July 2003, the Company entered into a sale-lease back on its corporate headquarters. Therefore, during Fiscal 2004, the Company had lease expense for the full year versus four months of lease expense in Fiscal 2003. Additionally, because of strong performance in Fiscal 2004, approximately 12% of the increase in G&A expense is represented by performance bonuses in excess of those awarded in Fiscal 2003.

      INCOME FROM OPERATIONS.  Income from operations increased
      ----------------------
by $247,566, or from $1,043,982 in Fiscal 2003 to $1,291,548 in
Fiscal 2004. The increase in income is due to increased revenues, partially offset by higher cost of sales.

      EBITDA FROM OPERATIONS.  Earnings before interest, taxes,
      ----------------------
depreciation and amortization on the Company's operations were $1,879,174 for Fiscal 2004 versus $1,649,292 for Fiscal 2003.
EBITDA has been adversely affected by the sale leaseback of the Company's building.

      EBITDA is a non-GAAP financial measure and should not be used as a substitute for the directly comparable GAAP financial measure. In order to facilitate an understanding of the components of EBITDA and their effect on the results of operations, the following table is provided as a reconciliation of reported income from operations to EBITDA from operations.

                          EBITDA From Operations

                                   Fiscal 2004            Fiscal 2003
                                   -----------            -----------

Income from Operations             $1,291,548             $1,043,982
Depreciation & Amortization        $  587,626             $  605,310
EBITDA from Operations             $1,879,174             $1,649,292

      OTHER INCOME (EXPENSE) FROM OPERATIONS.  Net other income
      --------------------------------------
(expense) decreased from ($362,127) in Fiscal 2003 to $123,503 in Fiscal 2004. Other income is positively affected by the gain on the sale/leaseback of the building as well as a reduction in interest expense, net interest expense. In Fiscal 2004, the Company recognized a gain of $125,439 from the sale/leaseback transaction, compared to $41,813 recognized in Fiscal 2003. The decrease in interest expense in Fiscal 2004 was primarily due to a reduction in interest expense from the repayment of the Company's subordinated debt. In Fiscal 2004, the Company's only interest expense coincided with a capital loan to finance equipment partially offset by excess cash in an interest-bearing money market account.

      INCOME AND EARNINGS PER SHARE.  Combining income from both
      -----------------------------
continuing and discontinued operations, the Company had net income of $535,533 in Fiscal 2003 versus net income of $822,603 in Fiscal 2004.

      For Fiscal 2003, the Company had diluted earnings per share of $0.20, versus diluted earnings per share of $0.29 in Fiscal 2004. Diluted earnings from continuing operations were $0.13 per share in Fiscal 2003, as compared to $0.29 in Fiscal 2004.

      The diluted weighted average shares outstanding were 2,661,014 in Fiscal 2003 versus 2,870,327 in Fiscal 2004.

LIQUIDITY AND WORKING CAPITAL

      WORKING CAPITAL.  Working capital increased by $124,431
      ---------------
during Fiscal 2005 from $2,981,951 at October 31, 2004 to $3,106,382 at October 31, 2005. This increase resulted primarily from the increase in cash and accounts receivable. A portion of the increase in accounts receivable is attributable to the timing of invoices sent by BETA shortly before the end of Fiscal 2005.
In addition, accounts receivable increased from the acquisitions of AEC and ADI. The ratio of current assets to current liabilities was approximately 2.84 to 1.0 at the end of the Fiscal 2004 versus 2.23 to 1.0 at the end of Fiscal 2005.

      CASH FLOW FROM OPERATING ACTIVITIES.  During Fiscal 2005, the
      -----------------------------------
Company had net cash provided by operating activities of $550,575, as compared to $1,581,615 in Fiscal 2004. The decrease in cash provided by operating activities resulted primarily from lower net income combined with a significant increase in accounts receivable.

      CASH FLOW FROM INVESTING ACTIVITIES.  During Fiscal 2005, the
      -----------------------------------
Company had net cash used in investing activities of $2,599,677 as compared to $921,655 used in investing activities for Fiscal 2004. The increase in cash used in investing activities during Fiscal 2005 was primarily the result of the acquisitions of ADI and AEC. Cash was used to purchase fixed assets and to develop test products totaling $1,198,327 in Fiscal 2005 and $921, 655 in Fiscal 2004.

      CASH FLOW FROM FINANCING ACTIVITIES.  The Company had net
      -----------------------------------
cash provided by financing activities of $1,587,245 for Fiscal 2005 as compared to $128,092 provided by financing activities for Fiscal 2004. The cash provided by financing activities in Fiscal 2005 resulted primarily from equipment financing in connection with the purchase of equipment to expand the Company's scanning and scoring facilities, proceeds from financing used in the acquisition of ADI and proceeds from the exercise of stock options and warrants.

      During Fiscal 2005, options to purchase 42,500 shares of the Company's Common Stock were exercised resulting in proceeds totaling $28,990. Also during Fiscal 2005, warrants to purchase
138,047 shares of common stock were exercised resulting in proceeds of $155,303. During Fiscal 2004, options to purchase
24,250 shares of the Company's Common Stock were exercised resulting in proceeds totaling $17,195.

      Long-term debt, operating leases and other long-term obligations as of October 31, 2005 mature as follows:



                                               Payments Due
                                               ------------
                                     Less Than                                  More Than
                                     ---------                                  ---------
Obligations             Total         1 Year       1-3 Years     4-5 Years       5 Years
-----------             -----         ------       ---------     ---------       -------

Long-term debt      $1,562,962     $  166,750     $  655,796      $558,004      $  182,412

Operating Leases     2,976,222        424,763        767,879       721,085       1,062,995

Other long-term
obligations(1)       3,148,180      1,788,166      1,360,014            --              --
                    ----------     ----------     ----------    ----------      ----------

TOTAL
OBLIGATIONS         $7,687,364     $2,379,669     $2,783,689     $1,279,089     $1,245,407
                    ===========    ==========     ==========     ==========     ==========


(1) Relate to employment contracts in effect at the end of the current fiscal year



CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

      The Company believes the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of the Consolidated Financial Statements:

      * Revenues from the Company's sales of its proprietary tests, including sales of the related ancillary materials, are recognized when the Company ships the physical product from its warehouse. The Company's revenues from performance of assessment consulting and psychometric services under long-term contracts are recognized on the percentage-of-completion basis pursuant to the provisions of Statement of Position No. 81-1, "Accounting for Performance of
          Construction-Type and Certain Production-Type
          Contracts" and Accounting Research Bulletin
          No. 45, "Long-Term Construction-Type Contracts".
          For each contract, the Company compares the costs incurred in the course of performing such contract during a fiscal period to the total estimated costs of full performance of the contract, and recognizes a proportionate amount of revenue for such period.

      * Deferred tax assets are recorded based on the Company's projected future taxable income and the resulting utilization of the deferred tax assets.
          To the extent that the Company would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be necessary and charged to income.

      * The process of writing and calibrating a test passage takes approximately two years, and all costs associated with the process are capitalized during this period. Amortization of these costs begins once the development period has elapsed, which in most cases, represents the point in time at which the new test passage is placed into the test passage bank and becomes available to be utilized within the Company's existing tests, or the point in time at which a newly developed test becomes available for sale. Costs capitalized in connection with the development of passages used in the Company's DRP Test have been estimated to have a useful life of eleven years and, accordingly, are being amortized over an eleven-year period. The amortization costs in each period are included in the cost of goods sold for such period. Such amortization costs are included in the costs of goods sold in that period. Costs capitalized in connection with the development of passages used in all other of the Company's tests have been estimated to have a useful life of seven years and, accordingly, are being amortized over a seven-year period. If these estimates of the useful lives of test passages prove to be shorter periods, the Company would be required to accelerate the amortization of these passages, resulting in a reduction in income.

      * In July 2003, the Company sold its headquarters building to 26 Palmer LLC for $2,875,000. The building and related improvements had a net book value of $1,458,481. The Company reported a gain on the sale totaling $1,254,383, net of closing costs totaling $162,136. The building was then leased by the Company under a ten year lease agreement. As a result of the sale-leaseback of the building, the gain has been deferred and will be recognized over the ten-year term of the lease as other income during the relevant period.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      Certain statements contained in this Report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These are statements that do not relate strictly to historical or current facts. Such forward-looking statements involve known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those discussed in the forward-looking statements. These risk factors include, without limitation:

      * Rapid changes in (i) the technology used to administer standardized tests generally or market educational materials or (ii) in the policy considerations which determine which test will be administered;

      * Non-renewal of any of the Company's material state contracts;

      *   Deficits in state and school budgets;

      *   The loss of any significant customer;

      *   The ability of the Company to compete
          successfully with the other providers of standardized tests (see "Description of Business-
          -Competition", above);

      * The ability of the Company to accommodate any changes in government regulation which may impact the marketability of its tests (see "Description of Business--Government Regulation", above);

      * The ability of the Company to secure additional financing as and when necessary;

      * The ability of the Company to retain the services of its key management, and to attract new members of the management team;

      * The ability of the Company to effect and retain appropriate patent, copyright and trademark protection of its products; and

      * Any decrease in the market for educational consulting services.

THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY ANY
REVISIONS TO THE FORWARD-LOOKING STATEMENTS OR TO REFLECT EVENTS
OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS.


THE SELLING STOCKHOLDERS

      A maximum of 677,187 Shares is being offered pursuant to this Prospectus, consisting of shares issued to the holders pursuant to transactions exempt from registration under the Securities Act. The following table sets forth certain information regarding (i) the shares of Common Stock that the selling stockholders beneficially own as of the date of this Prospectus and (ii) the shares of Common Stock that the selling stockholders would beneficially own after selling all of the Shares included in this Prospectus:



                                                        Shares
Name                   Beneficial Ownership Prior to    Being       Beneficial Ownership After
                                Offering                Offered            Offering(1)
                                --------                -------            --------
                        Shares        Percentage(2)                  Shares      Percentage(3)
                        ------        ----------                     ------      ----------

Cahill, Warnock
Strategic
Partners Fund, L.P.     592,849(4)       20.0%          526,524      66,325          2.2%

Strategic
Associates, L.P.         32,850(5)        1.1%           29,175       3,675           --

Signal Hill
Capital
Group, LLC               20,000(6)          *            20,000           0           --

Pasquale J.
DeVito                    6,000(7)          *             6,000           0           --

Richard Zusman            6,000(8)          *             6,000           0           --

Martin Borg              68,119(9)        2.3%           68,119           0           --

Karen Gerard             6,678(10)          *             6,678           0           --

Debbie Leverenz          1,335(11)          *             1,335           0           --

Brad Begley             13,356(12)          *            13,356           0           --

*	Less than 1%.

1	Assumes that all of the Shares included in this Prospectus
        are sold.

2	Based on 2,909,738 shares of Common Stock issued and
        outstanding as of February 28, 2006.

3	Based on 2,909,738 shares of Common Stock issued and
        outstanding as of February 28, 2006.

4	Excludes 32,850 shares owned by Strategic Associates, L.P.,
        an affiliate of Cahill, Warnock Strategic Partners Fund, L.P. (the "Fund"), but as to which the Fund disclaims beneficial ownership. ("Strategic Associates"; together, with the Fund, the "Cahill, Warnock Entities"). Pursuant to the Investor Rights Agreement (the "Investor Rights Agreement") between the Company and the Cahill, Warnock Entities, the Company has agreed that so long as the Cahill, Warnock Entities own at least 50% of the shares issuable or issued pursuant to warrants held by the Cahill, Warnock Entities, the Cahill, Warnock Entities have the right to nominate two directors to the Board of Directors of the Company. David L. Warnock and Donald W. Hughes are the two current directors who were nominated by the Cahill, Warnock Entities.

5	Strategic Associates, L.P. is an affiliate of Cahill,
        Warnock Strategic Partners Fund, L.P.

6	Represents shares which Signal Hill Capital Group, LLC has
        the right to acquire upon exercise of currently exercisable warrants.

7	On January 18, 2005, the Company announced the completion
        of its acquisition of Assessment & Evaluation Concepts, Inc. ("AEC"). The purchase price paid by the Company consisted of $83,000 in cash, and the issuance of 12,000 shares of Common Stock of the Company. Pasquale J. DeVito, Ph.D., a former principal of AEC, was issued 6,000 shares of Common Stock of the Company and 25,000 options to purchase shares of the Company's Common Stock pursuant to the Company's stock option plan, at an exercise price of $3.06 per share, subject to vesting upon the completion of one year of employment. The shares being registered do not include 25,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

8	As part of the acquisition of AEC, Richard S. Zusman,
        Ed.D., a former principal of AEC, was issued 6,000 shares of Common Stock of the Company and 25,000 options to purchase shares of the Company's Common Stock pursuant to the Company's stock option plan, at an exercise price of $3.06 per share, subject to vesting upon the completion of one year of employment. The shares being registered do not include 25,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

9	On July 1, 2005, the Company completed the acquisition of
        all of the outstanding stock of Achievement Data, Inc. ("ADI"). The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,007.47 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at $331,642.53, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI. Martin Borg acquired his shares as part of this transaction. The shares being registered do not include 40,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

10	As part of the acquisition of ADI, Karen Gerard was issued
        6,678 Shares. The shares being registered do not include 20,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

11	Debbie Leverenz acquired her shares as part of the
        Company's acquisition of ADI.

12	Brad Begley acquired his shares as part of the Company's
        acquisition of ADI.

DESCRIPTION OF SECURITIES

      The Company's Common Stock is traded on the Nasdaq
Electronic Bulletin Board under the symbol TASA.OB. The approximate high and low closing prices for each fiscal quarter in the two fiscal years ended October 31, 2004 and October 31, 2005 were as follows:

                                  Common Stock Prices
                                  -------------------
    Fiscal Quarter:           High ($)            Low ($)
    ---------------           --------            -------

      1st Qtr 04                3.25               1.85
      2nd Qtr 04                4.35               2.50
      3rd Qtr 04                3.70               3.05
      4th Qtr 04                3.85               2.95
      1st Qtr 05                3.33               3.05
      2nd Qtr 05                3.70               3.00
      3rd Qtr 05                4.50               3.20
      4th Qtr 05                4.50               3.85

      During the first quarter of Fiscal 2006, the Company's
Common Stock had a high closing price of $4.20 and a low closing price of $3.70.

      The Company is authorized to issue 5,000,000 shares, par value $.0001 per share, of preferred stock. The stock may be issued by the Board of Directors of the Company in one or more series and with such preferences, conversion or other rights, voting powers and other provisions as may be fixed by the Board of Directors in the resolution authorizing its issuance without any further action of the stockholders. There are no shares of preferred stock outstanding. The Company's Common Stock is traded on the Nasdaq Electronic Bulletin Board.

      In September 2004, the Company issued to Signal Hill Capital Group LLC ("Signal Hill") a five-year warrant to purchase up to 20,000 shares of the Company's Common Stock, at an exercise price of $2.96 per share. The warrant was issued in consideration of strategic consulting services that Signal Hill has provided and has agreed to provide to the Company. Neither the warrant nor the underlying shares of Common Stock have been registered under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act. See "The Selling Stockholders".

      As of January 31, 2006, there were 66 holders of record of the Company's Common Stock. This number of holders of record does not include beneficial owners of the Company's Common Stock, whose shares are held in the names of various security holders, dealers and clearing agencies. The Company believes that the number of beneficial owners of its Common Stock held by others or in nominee names exceeds approximately 600 in number. The Company has not paid any cash dividends, and does not anticipate doing so in the immediate future as it intends to invest any earnings in the development of the Company's business.

      The following table describes the equity securities of the Company issuable as of October 31, 2005 pursuant to the Company's equity compensation plans. The Company has four equity compensation plans, each of which has been approved by the stockholders of the Company: (1) the Amended and Restated 1991 Stock Incentive Plan (under which no further incentive awards may be made); (2) the 2000 Stock Incentive Plan; (3) the Amended and Restated Directors Stock Option Plan, and (4) the Consultants Stock Incentive Plan. For a description of each of the Company's equity compensation plans, please see "Executive Compensation-Stock Incentive Plans".


                    EQUITY COMPENSATION PLAN INFORMATION
                            AS OF OCTOBER 31, 2005

                                                                      Number of
                                Number of        Weighted-           securities
                               securities        average         remaining available
                              to be issued       exercise        for future issuance
                             upon exercise       price of           under equity
                             of oustanding     outstanding       compensation plans
                                options,         options,        (excluding securities
                             warrants and        warrants           reflected in
                                 rights        and rights              column
                                  (a)              (b)                 (a) (c)

Equity compensation plans
  approved by security
  holders                        784,213         $2.813                277,425

Equity compensation plans
  not approved by security
  holders                             --             --                     --



DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      As of January 31, 2006, the directors and executive officers of the Company were as follows:


      Name                    Age                     Position
      ----                    ---                     --------

Michael D. Beck               59           Director; Vice President, TASA; and
                                           President, Chief Executive Officer,
                                           BETA
Steven R. Berger (1)(2)       50           Director
Anne H. Cheevers              48           Senior Vice President, TASA
Donald W. Hughes(1)           55           Director
Chris L. Nguyen(1)(2)         44           Director
Andrew L. Simon               63           Chairman of the Board of Directors;
                                           President, Chief Executive Officer
                                           and Chief Financial Officer, TASA
Linda G. Straley              49           Director; Vice President, and
                                           Secretary, TASA
Thomas G. Struzzieri(1)(2)    47           Director
David L. Warnock(2)           48           Director
_______________

      (1)	Member of the Audit Committee
      (2)	Member of the Compensation Committee.

      Each director shall hold office until the earlier of the next annual meeting of the Company's stockholders or his or her resignation and until a successor is selected and qualified.

      MICHAEL D. BECK was elected as a Director of the Company in March 1997 and has been Vice President of the Company since January 1997. Mr. Beck is also a Director and President and Chief Executive Officer of BETA. Since 1983, Mr. Beck has been President of BETA, which provides consulting and contractual services to school districts, state education departments and test and textbook publishers. As of January 2, 1997, BETA became a wholly-owned subsidiary of the Company and Mr. Beck continues to serve as the President of BETA. Mr. Beck has also provided consulting services on matters of educational research and assessment for various military, governmental and commercial organizations. Mr. Beck received an A.B. from John Carroll University and an M.A. from Fordham University.

      STEVEN R. BERGER was elected as a Director of the Company in March 1996 and he also serves on each of the Company's Compensation and Audit Committees. Mr. Berger was a partner in the law firm of Salans from January 1989 through September 2002. Salans acted as special securities counsel to the Company from January 1995 through September 2002. Mr. Berger is currently a shareholder in the law firm of Vedder, Price, Kaufman & Kammholz, P.C. in New York City. The Company has retained Vedder, Price, Kaufman & Kammholz, P.C. since October 2002 as its special securities counsel. Mr. Berger received an A.B. from Harvard University and a J.D. from Harvard Law School.

      ANNE H. CHEEVERS was appointed as Senior Vice President and Chief Operating Officer of TASA's proprietary unit in February 2005. Prior to her employment by the Company, Ms. Cheevers was Vice President at The McGraw-Hill Companies' Aviation Group.
She served as Group Vice President of Marketing of Trilegiant Corporation, a subsidiary of Cendant Corporation, in Norwalk, Connecticut from 1999-2003. From 1996 through 1999, Ms.
Cheevers was Vice President of Marketing, Product Development and Sales for the Bureau of Business Practice in Waterford, Connecticut, a division of Simon & Schuster. Ms. Cheevers is a graduate of the University of Chicago.


      DONALD W. HUGHES was elected as Director in June 2001. Since July 2001, Mr. Hughes has served on, and is Chairman of, the Company's Audit Committee. Since 1999, Mr. Hughes has served as Executive Vice President and Chief Financial Officer of Camden Partners, Inc. and a member of and Chief Financial Officer of Camden Partners Holdings, LLC, each of which is an affiliate of Cahill Warnock. Mr. Hughes has served as an officer of Cahill Warnock since February 1997 and is a General Partner and Chief Financial Officer of Cahill Warnock. Prior to joining Cahill Warnock in February 1997, Mr. Hughes had served as Vice President, Chief Financial Officer and Secretary of Capstone Pharmacy Services, Inc. from December 1995 and as Executive Vice President and Chief Financial Officer of Broventure Company, Inc., a closely-held investment management company, from July 1984 to November 1995. Mr. Hughes also serves on the board of Occupational Health + Rehabilitation Inc. Mr. Hughes received a B.A. from Lycoming College and an M.S.F. from Loyola College in Maryland, and is a Certified Public Accountant.

      CHRIS L. NGUYEN was elected as a Director at the Annual Stockholders Meeting of the Company in April 2004. Mr. Nguyen was a senior executive with Sylvan Learning Systems from 1989 to 1996. During his tenure at Sylvan, Mr. Nguyen was COO of Sylvan's computer-based testing division, Sylvan Prometric.
From 1996 through 2001, Mr. Nguyen was President and CEO of Caliber Learning Network, a publicly-traded company specializing in distance learning services for adults. Currently, Mr. Nguyen is the principal and owner of Dynanet Consulting Services, LLC. Dynanet provides management consulting and technology development services to companies within the education and testing markets. Mr. Nguyen received a B.A from Johns Hopkins University.

      ANDREW L. SIMON was elected as Director and as President and Chief Financial Officer of the Company in March 1995.
Mr. Simon serves as Chairman of the Board of Directors.
Mr. Simon is also a Director and Secretary of BETA. He served as Interim President of TASA from June 1994 through March 1995. He was a founder of the Company and previously served as a Director from 1976 to 1991 and has acted as a financial consultant to the Company since its inception in 1976. From 1983 to 1986, he was a Vice President/Marketing Division Head in the Private Clients Group at Bankers Trust Company. He was a Vice President at Citibank, NA, where he held a number of senior marketing and sales positions, from 1980 to 1983. Prior to 1980, Mr. Simon served as Marketing Director for several consumer package goods companies including Norcliff-Thayer and Lederle Laboratories. He holds an M.B.A. from Columbia University and a B.A. from Washington University. Mr. Simon is on The George Washington University National Council for Education and Human Development and a director of The Hudson Valley Trust.

      LINDA G. STRALEY was elected as a Director of the Company and has been Vice President since June 1994. From June 1994 through March 1995, she was Chairman of the Board of Directors. She has been Secretary since August 1992 and, from 1984 to 1994, she served as director of DRP Services for the Company.
Ms. Straley received a B.A. in Education from Bethany College and an M.S. in Educational Psychology and Statistics from the State University of New York.

      THOMAS G. STRUZZIERI was elected a Director of the Company in June 2000. He serves on each of the Company's Audit and Compensation Committees. Mr. Struzzieri is the owner of Horse Shows In The Sun (HITS). Based in Saugerties, New York, HITS produces horse shows in California, Florida, Virginia, New York, and Arizona. Mr. Struzzieri is a director of the United States Equestrian Federation, and is a founding member and a director of the United States Hunter/Jumper Association. He also serves on the Board of Directors of the United Way of Ulster County and the Ulster County Development Corporation, and is a member of the SUNY Ulster County Community College Board of Trustees.
Mr. Struzzieri is a member of the Chamber of Commerce of Ulster County as well as the Business and Community Leaders' Advisory Committee of the Institute of Ecosystem Studies. He attended Vassar College.

      DAVID L. WARNOCK was elected as a Director of the Company in October 1998 and, since that time, he has also served on the Company's Compensation Committee. Since 1999, Mr. Warnock has been President and Chief Executive Officer of each of Camden Partners, Inc. and Camden Partners Holdings, LLC, each of which is an affiliate of Cahill Warnock. Mr. Warnock is a founding partner of Cahill, Warnock & Company, LLC, an asset management firm established in 1995 to invest in small public companies.
From 1983 to 1995, Mr. Warnock was with T. Rowe Price Associates in senior management positions, including President of the corporate general partner of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, and as the Executive
Vice President of T. Rowe Price New Horizons fund. Mr. Warnock also serves on the Boards of Directors of Bridges Learning
Systems, Concorde Career Colleges, Inc., the National Alliance to End Homelessness, the Center for Fathers, Families and
Workforce Development, Nobel Learning Communities, CardSystems Solutions, Inc., and American Public Education, Inc.
Mr. Warnock received a B.A. in History from the University of Delaware and a Masters in Finance from the University of Wisconsin.

EXECUTIVE COMPENSATION

      The following table shows compensation for services rendered to the Company during Fiscal 2005, 2004 and 2003, respectively, by the Chief Executive Officer, the President of BETA, the Senior Vice President of TASA, a Vice President of TASA, and the former Executive Vice President of the Company's proprietary secondary school unit. Each executive officer serves under the authority of the Board of Directors. No other executive officer of the Company received cash compensation that exceeded $100,000 during Fiscal 2005. Therefore, pursuant to
Item 402 of Regulation S-B, only compensation for each of the persons listed below is shown in the Summary Compensation Table below.


                      SUMMARY COMPENSATION TABLE



                                            Annual Compensation                Long-Term Compensation
                                     ------------------------------------------------------------------
                                                                             Awards             Payouts
                                                                             --------------------------

                                                                         Restricted     Securities            All Other
                                                          Other Annual     Stock        Underlying     LTIP    Compen-
 Name and Principal                   Salary      Bonus   Compensation    Award(s)       Option/      Payouts  sation
     Position                Year       ($)        ($)         ($)          ($)          SARs(1)        ($)      ($)
-----------------------------------------------------------------------------------------------------------------------
Andrew L. Simon,             2005    $244,000         --    $24,311(2)       0               --(2)       0        0
President, Chief             2004    $234,945    $70,000    $23,922(2)       0         20,000/0(2)       0        0
Executive Officer            2003    $227,000    $50,000    $23,346(2)       0         20,000/0(2)       0        0
and Chief Financial
Officer
------------------------------------------------------------------------------------------------------------------------
Michael D. Beck,             2005    $175,000         --    $24,589(3)       0               --(3)       0        0
Vice President,              2004    $160,684    $70,000    $24,251(3)       0         12,000/0(3)       0        0
TASA; President and          2003    $155,250    $65,048    $21,899(3)       0         12,000/0(3)       0        0
Chief Executive
Officer, BETA
------------------------------------------------------------------------------------------------------------------------
Peter A. Duhamel             2005    $ 92,771         --    $ 7,363(4)       0               --         --       --
Senior Vice                  2004    $155,250    $     0    $19,891(4)       0               --(4)       0        0
President, TASA              2003    $155,250    $25,857    $20,834(4)       0          5,000/0(4)       0        0
(resigned April 2005)
------------------------------------------------------------------------------------------------------------------------
Linda G. Straley             2005    $113,000          0    $14,830(5)       0                0(5)       0        0
Vice President               2004    $102,937    $13,000    $18,332(5)       0          6,000/0(5)       0        0
and Secretary, TASA          2003    $ 79,400    $ 6,000    $16,156(5)       0          6,000/0(5)       0        0
------------------------------------------------------------------------------------------------------------------------
Anne H. Cheevers,            2005    $114.024    $35,000    $ 3,127(6)       0           40,000(6)       0        0
Senior Vice President &      2004          --         --         --         --               --         --       --
COO                          2003          --         --         --         --               --         --       --
------------------------------------------------------------------------------------------------------------------------


(1)	To date, the Company has issued no SARs.

(2)	Includes: contributions to the Company's qualified 401(k)
        Profit Sharing Plan (the "401(k)") and the Company's Money Purchase Pension Plan (the "Pension Plan") of $10,500 in Fiscal 2005, $10,250 in Fiscal 2004, and $10,000 in Fiscal 2003, and $8,250, $8,250, $8,250, for a company car in Fiscal
        2005, 2004, and 2003, respectively. Also includes: stock options issued pursuant to the Company's 2000 Stock Incentive Plan after the end of each of Fiscal 2005, Fiscal 2004, and Fiscal 2003 in respect of such fiscal years, respectively.

(3)	Includes: contributions to the Company's 401(k) and Pension
        Plan of $10,500 in Fiscal 2005, $10,212 in Fiscal 2004, and $10,000 in Fiscal 2003; and $8,906, $8,906, and $7,091 for a
        company car in Fiscal 2005, 2004, and 2003, respectively. Also includes: stock options issued pursuant to the Company's 2000 Stock Incentive Plan after the end of each of Fiscal 2005, Fiscal 2004 and Fiscal 2003 in respect of such fiscal years, respectively.

(4)	Includes: contributions to the Company's 401(k) and Pension
        Plan of $0 in Fiscal 2005, $9,055 in Fiscal 2004, and $10,000 in Fiscal 2003; and $3,781, $5,671, and $5,994 for a company car in Fiscal 2005, 2004 and 2003, respectively. Also includes: stock options issued pursuant to the Company's 2000 Stock Incentive Plan after the end of each of Fiscal 2005, Fiscal 2004 and Fiscal 2003 in respect of such fiscal years, respectively.

(5)	Includes: contributions to the Company's 401(k) and Pension
        Plan of $6,305 in Fiscal 2005, $9,947 in Fiscal 2004, and $8,410 in Fiscal 2003; and $3,540, $3,540 and $3,540 for a
        company car in Fiscal 2005, 2004 and 2003, respectively.
        Also includes: stock options issued pursuant to the Company's 2000 Stock Incentive Plan after the end of each of Fiscal 2005, Fiscal 2004 and Fiscal 2003 in respect of such fiscal years, respectively.

(6)	Includes:  stock options issued pursuant to the Company's
        2000 Stock Incentive Plan upon hiring and after the end of Fiscal 2005 in respect of such fiscal year.


EMPLOYMENT CONTRACTS

      On March 1, 1996, the Company entered into an employment agreement with each of Andrew L. Simon and Linda G. Straley, pursuant to which the Company agreed to employ Mr. Simon and Ms. Straley, and each of Mr. Simon and Ms. Straley agreed to remain, as the Company's President and Chief Executive Officer, and Vice President, respectively, for a term of three years, subject to automatic yearly extensions and certain rights of termination as provided in each such agreement.

      As of January 2, 1997, the Company entered into an employment agreement with Michael D. Beck, pursuant to which the Company agreed to employ Mr. Beck, and Mr. Beck agreed to remain, as Vice President of TASA and President and Chief
Executive Officer of BETA, for a term of three years, subject to automatic yearly extensions and certain rights of termination as provided in such agreement.

      In the employment agreements with each of Messrs. Simon and Beck and Ms. Straley, the Company has agreed to provide for certain benefits and protections for such executive officers in connection with a change of control of the Company. Such agreements provide that upon the occurrence of a change of control (as defined in each agreement) and the termination of such executive's employment agreement, each such executive officer would be awarded a lump sum bonus equal to and one-half times such executive officer's base salary plus such executive's highest annual bonus during the preceding three fiscal years, such lump sum bonus to be paid for each of three years following termination of employment following a change in control. In addition, the Company entered into two-year employment agreements with the two officers of AEC. Pursuant to the agreements, the officers of AEC are entitled to a base salary and bonuses determined by the attainment of certain performance goals.

      In February 2005, the Company has entered into an employment agreement with Anne Cheevers as Senior Vice President and Chief Operating Officer, TASA - Proprietary Division, for an initial one-year term, automatically renewable for additional one-year terms, subject to early termination notices given by either party prior to the expiration of the then current term. Pursuant to such employment agreement, Ms. Cheevers will be paid an annual base salary of $170,000, will be eligible to receive an incentive bonus (to be not less than $35,000 for the first year of employment) and was granted 40,000 options to purchase shares of the Company's Common Stock pursuant to the Company's stock option plan, at an exercise price of $3.10 per share, subject to vesting upon the completion of one year of employment.

      The Company has entered into employment agreements for an initial forty-month term with two of the former shareholders of ADI. In addition, the former shareholders of ADI who are continuing with ADI were granted an aggregate of 60,000 options to purchase additional shares of the Company's Common Stock, at an exercise price of $3.75 per share, subject to vesting upon the completion of one year of employment. The Company also entered into an employment agreement for an initial twenty-eight month term with a key employee of ADI.

      Generally, each employee of the Company has agreed to the assignment to the Company of the employee's rights to any inventions relating to the Company's business or interest which were conceived both prior to and during the period of employment and, except under certain specified conditions, the Company's employees are prohibited from competing for one year with the Company in areas in which he or she was employed.

STOCK INCENTIVE PLANS

      The Board of Directors of the Company adopted the 1991 Stock Option Incentive Plan (the "Option Plan") on August 25, 1991 in order to attract and retain qualified personnel, which Option Plan was approved by the stockholders on August 25, 1991. The Board of Directors adopted the Amended and Restated 1991 Stock Option Incentive Plan (the "Amended Option Plan") in February 1996, which Amended Option Plan amended and restated the Option Plan and was approved by the stockholders of the Company on March 29, 1996. Under the Amended Option Plan, options to purchase up to 625,000 shares of Common Stock were available to be granted to employees, officers, directors and consultants of the Company. The Amended Option Plan terminated in 2001, after which no further options or stock awards may be issued under the Amended Option Plan; all options and other stock awards outstanding under the Amended Option Plan at the termination date shall continue to be outstanding and may be exercised in accordance with their respective terms, until such options or other stock awards expire by their terms.

      The Board of Directors of the Company adopted the 2000 Stock Incentive Plan (the "2000 Plan") in February, 2000. The stockholders of the Company approved the 2000 Plan at the Company's Annual Meeting of Stockholders held on March 31, 2000. Under the 2000 Plan, options or other stock awards with respect to up to 300,000 shares of the Company's Common Stock may be granted to employees, officers, directors and consultants of the Company. In addition, any options outstanding under the Amended Plan, which expire after the adoption of the 2000 Plan, are added to the number of shares available under the 2000 Plan.
The terms of the 2000 Plan are substantially identical to the terms of the Amended Option Plan, except for provisions with respect to the number of shares which may be issued under the 2000 Plan and the expiration date of the 2000 Plan. At the Annual Meeting of Stockholders held on April 29, 2005, the stockholders approved an amendment to the 2000 Plan increasing by 200,000 the number of shares eligible to be issued pursuant to the 2000 Plan.

      Each of the Amended Option Plan and the 2000 Plan (collectively, the "Option Plans") is administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the terms of the Option Plans, the Committee is authorized to select optionees and determine the number of shares covered by each option and certain of its other terms. The exercise price of stock options granted under the Option Plans may not be less than the fair market value of the Company's Common Stock on the date of the grant. In general, options become exercisable after the first anniversary of the date of grant. The period within which any stock option may be exercised cannot exceed ten years from the date of grant. Options held by a terminated employee expire three months after termination except in the event of death, disability or termination for cause. No one participant may receive, in any one fiscal year, awards under the Option Plans which would entitle the participant to receive more than 50,000 shares.

      The following table summarizes the options granted, exercised and cancelled or expired under the Amended Option Plan and the 2000 Option Plan during the preceding three fiscal years:


                     Fiscal 2005        Fiscal 2004        Fiscal 2003
                     -----------        -----------        -----------
Options
granted                216,000            73,000             39,500
Options
exercised               40,000            19,250              9,000
Restricted
shares
awarded                     --                --                 --
Options
cancelled/
expired                 53,500                --             57,500

      As of October 31, 2005, options to purchase up to an aggregate of 334,300 shares were outstanding under the 2000 Plan. As of October 31, 2005, options to purchase up to an aggregate of 365,538 shares were outstanding under the Amended Option Plan.




                    OPTION/SAR GRANTS IN LAST FISCAL YEAR
                             (INDIVIDUAL GRANTS)

                         Number of     Percent of Total
                         Securities      Options/SARs
                         Underlying       Granted to
                       Options/SARs(1)   Employees in      Exercise Or Base
Name                     Granted (#)      Fiscal Year      Price ($/Share)    Expiration Date
---------------------------------------------------------------------------------------------

Andrew L. Simon,
President, Chief
Executive Officer and
Chief Financial
Officer                     20,000             9.3%             $3.15           1/21/15
---------------------------------------------------------------------------------------------
Michael D. Beck,
Vice President, TASA;
President and Chief
Executive Officer,
BETA                        12,000             5.6%             $3.15           1/21/15
---------------------------------------------------------------------------------------------
Peter Duhamel,
Senior Vice President,
TASA                            --               --             $3.15           1/21/15
---------------------------------------------------------------------------------------------
Linda G. Straley,
Vice President and
Secretary, TASA              6,000             2.8%             $3.15           1/21/15
---------------------------------------------------------------------------------------------
Anne H. Cheevers,
Senior Vice President,
TASA                        40,000            18.6%             $3.10           2/28/15
---------------------------------------------------------------------------------------------

(1)	To date, the Company has issued no SARs.



                  AGGREGATED OPTION/SAR EXERCISES IN LAST
                FISCAL YEAR AND FISCAL-END OPTION/SAR VALUES

------------------------------------------------------------------------------------------------

                                                             Number of
                                                             Securities          Value of
                                                             Underlying         Unexercised In-
                                                            Unexercised           the-Money
                                                           Options/SARs(1)      Options/SARs(1)
                                                            at FY-End (#)        at FY-End ($)
------------------------------------------------------------------------------------------------
                            Shares
                         Acquired on     Value Realized      Exercisable/        Exercisable/
    Name                 Exercise (#)         ($)           Unexercisable       Unexercisable
------------------------------------------------------------------------------------------------


Andrew L. Simon,
President, Chief
Executive Officer
and Chief Financial
Officer                     0                0              191,875/20,000    $557,343/$87,000(2)
------------------------------------------------------------------------------------------------
Michael D. Beck,
Vice President, TASA;
President and Chief
Executive Officer,
BETA                     18,000          $55,680             82,750/12,000    $359,962/$52,200(2)
------------------------------------------------------------------------------------------------
Peter Duhamel,
Senior Vice
President, TASA
(resigned April 2005)    18,000          $55,680                   0                 0
------------------------------------------------------------------------------------------------
Linda G. Straley,
Vice President and
Secretary, TASA             0                0               79,800/6,000     $298,193/$26,100(2)
------------------------------------------------------------------------------------------------
Anne H. Cheevers,
Senior Vice President,
TASA                        0                0                     0                 0
------------------------------------------------------------------------------------------------


(1)	To date, the Company has issued no SARs.  Amounts are
        calculated net of exercise price of the options.

(2)	Based on the closing price of the Company's Common Stock on
        NASDAQ on October 31, 2005, of $4.35.

DIRECTORS COMPENSATION

      The Board of Directors of the Company adopted the Directors Plan in February 1996 in order to aid the Company in attracting, retaining and motivating independent directors, which Directors Plan was approved by the stockholders of the Company on March 29, 1996. The Directors Plan initially authorized awards up to an aggregate of 25,000 shares of Common Stock. In
February 2000, the Board of Directors approved an amendment to the Directors Plan increasing to 75,000 the number of shares which may be the subject of stock options under the Directors Plan. The stockholders of the Company approved such amendment at the Annual Meeting of Stockholders on March 31, 2000. At the Annual Meeting of Stockholders held on April 29, 2005, the stockholders approved amendments to the Directors Plan to increase by 75,000 the number of shares eligible to be issued pursuant to the Directors Plan and to extend the expiration date of the Directors Plan from March 2006 to April 30, 2010. Under the Directors Plan, non-qualified stock options to purchase up to 150,000 shares of Common Stock may be granted to non-employee directors of the Company, which options are granted automatically at the times and in the manner stated in the Directors Plan.

      Subject to the terms of the Directors Plan, each non-employee director receives 5,000 options on the day he (she) first is elected to the Board of Directors, and 2,500 options on the date of each annual meeting of the stockholders of the Company, provided he (she) is re-elected to the Board of Directors. The exercise price of stock options granted under the Directors Plan is the fair market value of the Company's Common Stock on the date of grant. The options become exercisable after the first anniversary of the date of grant and the term of the option cannot exceed ten years. Effective for options granted under the 2000 Plan in Fiscal 2006 and thereafter, such options will become exercisable in three equal annual installments following the grant date. On April 25, 2003, the Company granted 10,000 options under the Directors Plan; on April 30, 2004, the Company granted 15,000 options under the Directors Plan, and on April 29, 2005, the Company granted 12,500 options under the Directors Plan. In Fiscal 2005, 5,000 options under the Directors Plan were exercised. As of October 31, 2005, an aggregate of 76,875 options were outstanding under the Directors Plan.

      Directors receive no compensation, other than the options pursuant to the Directors Plan, for services in such capacity.

OTHER PLANS

      CONSULTANTS STOCK INCENTIVE PLAN.  In March 1997, the Board
      --------------------------------
of Directors of the Company adopted the Consultants Plan, pursuant to which options to purchase up to 50,000 shares of Common Stock may be granted to consultants to the Company. The Consultants Plan is administered by the Board of Directors of the Company. Subject to the terms of the Consultants Plan, the Board is authorized to select optionees and determine the number of shares covered by each option and certain of its other terms. In general, the exercise price of stock options granted under the Consultants Plan is the fair market value of the Company's Common Stock on the date of the grant; however, the Board has the discretion to use another method of valuation if it determines that such other valuation is warranted. In general, options become exercisable six months from the date of grant, although the Board has discretion to set either longer or shorter vesting periods. The period within which any stock option may be exercised cannot exceed ten years from the date of grant. If a consultant's association with the Company is terminated prior to the end of its agreed term, all unexercised, deferred and unpaid awards shall be canceled immediately, except in the event of the Consultant's death or disability. As of October 31, 2005, 7,500 options were outstanding under the Consultants Plan.

      PROFIT SHARING PLAN.  The Company has a qualified 401(k)
      -------------------
Profit Sharing Plan. For fiscal years ended before November 1, 2000, the 401(k) Plan allowed eligible employees to contribute up to 15 percent (15%) of income through Company contributions and a salary reduction mechanism. Company contributions to the 401(k) Plan are optional and accrue at the discretion of the Board of Directors. Effective November 1, 2000, the Company amended the 401(k) Plan to provide a matching component under the 401(k) Plan of up to five percent (5%) of each eligible employee's compensation. In addition, the eligibility requirements were amended to provide that an employee is not eligible until completing twelve months, or one thousand hours, of employment, and may only enter the 401(k) Plan at specified entry dates.

      MONEY PURCHASE PENSION PLAN.  In October 1991, the Company
      ---------------------------
adopted a Money Purchase Pension Plan, which has been qualified by the Internal Revenue Service. Under this Plan, for fiscal years ended before November 1, 2000, the Company was required to make an annual contribution to the Plan equal to ten percent (10%) of each eligible employee's compensation. Effective November 1, 2000, the Company amended the Plan to exclude highly compensated employees and to reduce the contribution to five percent (5%) of each eligible employee's compensation. In addition, the eligibility requirements were amended so that an employee is not eligible until completing twelve months, or one thousand hours, of employment, and may only enter the Pension Plan at specified entry dates.

      For Fiscal 2005, 2004, and 2003, the Company's retirement costs totaled $262,723, $238,107, and $197,998, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than ten percent of the Company's outstanding common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all such forms they file. Based on a review of copies of such reports received by the Company, all of the Company's directors and officers timely filed all reports required with respect to Fiscal 2005.

                        CORPORATE GOVERNANCE

      The Company is committed to the highest level of honesty, integrity and ethics. The Company regularly reviews its corporate governance policies in light of legal, regulatory and corporate governance changes.

      The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") marked the beginning of legislative and regulatory reforms of the corporate governance process in the United States. Sarbanes-Oxley contains very specific provisions with respect to the operation of the boards of directors and the committees thereof. Pursuant to Sarbanes-Oxley, the Securities and Exchange Commission (the "SEC") has adopted extensive regulations applicable to the corporate governance of corporations with a class of stock registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, pursuant to the authority and directives of Sarbanes-Oxley, the New York Stock Exchange, the Nasdaq Stock Market and other stock exchanges regulated under the Exchange Act have adopted listing standards, policies and procedures applicable to companies whose securities are traded on the respective exchanges. Effective July 1, 2001, the Company's Common Stock trades on the Nasdaq Electronic Bulletin Board. The SEC has stated that the Nasdaq Electronic Bulletin Board does not constitute an exchange, and accordingly, a company whose shares are traded only on the Nasdaq Electronic Bulletin Board is not subject to the additional listing standards and regulations issued by the regulated stock exchanges. The Company is a "small business issuer" as such term is defined in the Exchange Act, and because certain of the SEC's regulations on corporate governance have been delayed with respect to small business issuers, the Company is not yet bound to comply with all of such regulations. Nevertheless, it is the Company's intention to adhere as closely as possible to the "best practices" in the market regarding corporate governance, subject to the limitations inherent in the Company's current size and operations.

COMMITTEES

      The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The operations of these two committees are discussed in greater detail below.

      AUDIT COMMITTEE.  Under Sarbanes-Oxley, the Audit Committee
      ----------------
is responsible for the appointment, compensation, and oversight of the Company's outside auditors. The Company's outside auditors are now required to report directly to the Audit Committee. The Company's Board has adopted resolutions to comply with Sarbanes-Oxley. The Audit Committee Charter, originally adopted by the Board of Directors in 2000, was revised in 2004 in order to comply with Sarbanes-Oxley, and is publicly available on the Company's website (www.tasa.com).

      The Audit Committee is currently comprised of Donald W. Hughes (Chairman), Steven R. Berger, Chris L. Nguyen and Thomas Struzzieri, each of whom is a non-management director of the Company. Though only Mr. Struzzieri and Mr. Nguyen technically meet the Sarbanes-Oxley definition of "independence", the Board of Directors of the Company has determined that no member of the Audit Committee has a relationship with the Company that is reasonably likely to interfere with the Audit Committee's ability to perform its functions. The Board believes that each member of the Audit Committee is financially literate, and is qualified to serve on the Audit Committee. The Board further believes that Mr. Hughes qualifies as a "financial expert" on the basis of his business background and experience as he is a Certified Public Accountant and has served as the chief financial officer of several companies including his current employer, Camden Partners. The Board has also determined that, notwithstanding Mr. Hughes' position as an executive officer and affiliate of Cahill Warnock, Mr. Hughes will be able to exercise independent judgment and to perform his Audit Committee responsibilities in a fair and impartial manner. Accordingly, the Board has determined that the best interests of the Company require that Mr. Hughes remain as a member of the Audit Committee and be deemed to be the Audit Committee's financial expert.

      The Audit Committee's primary duties and responsibilities are to: (1) serve as an independent and objective body to monitor the financial reporting process and internal controls of the Company, (2) oversee the quality and integrity of the financial statements of the Company; (3) review and appraise the qualifications, performance and independence of the Company's independent auditors; and (4) monitor the compliance by the Company with legal and regulatory requirements. The Audit Committee has the sole authority to retain and terminate the independent auditors for the Company and to approve any non-audit services proposed to be provided by the independent auditors. The Committee is also required to review annually the terms of engagement and performance of the Company's independent auditors. In connection therewith, the Committee has the sole authority to approve all audit engagement fees and terms, as well as the fees for permissible non-audit services. The Committee meets not less than annually with the independent auditors and the Company's financial management to review the scope and procedures of (i) the audit of the annual financial statements, (ii) the reviews of the Company's quarterly financial statements, (iii) the Company's internal controls, and
(iv) any other matters required to be discussed with such auditors under applicable law, rule, regulation or accounting or auditing standard. In addition, the Audit Committee is responsible for monitoring potential conflicts of interest among the Company's officers, directors and employees. The Audit Committee also provides a forum for confidential discussions with employees regarding the professional and ethical behavior of the Company's officers, directors and employees.

      COMPENSATION COMMITTEE.  The Compensation Committee is
      -----------------------
responsible for reviewing the performance of the Chief Executive Officer; reviewing and recommending the compensation of the Company's officers, including the Chief Executive Officer; recommending and approving stock option grants and restricted stock and other awards to management under the Company's stock option plans; reviewing and recommending compensation programs including stock option grants, 401(k) contributions and annual bonuses; reviewing and recommending director compensation; and advising the Chief Executive Officer on miscellaneous compensation issues. The Compensation Committee also advises and assists management in formulating policies regarding compensation. The Charter of the Compensation Committee is publicly available on the Company's website (www.tasa.com). During Fiscal 2005, the members of the Compensation Committee were Messrs. Berger, Struzzieri, Warnock, and Nguyen, each of whom is a non-management director of the Company.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of January 31, 2006, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group.

      As of February 28, 2006, there were 2,909,738 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote per share.

                                                   Shares of        Percent of
Name and Address of                              Common Stock      Common Stock
Beneficial Owners and                            Beneficially      Beneficially
Directors and Officers                              Owned             Owned
-------------------------------------------------------------------------------

5% Beneficial Owners:
--------------------

Cahill, Warnock Strategic                         592,849(1,2)          20.4%
Partners Fund, L.P.
c/o Cahill, Warnock & Co., LLC
1 South Street, Suite 2150
Baltimore, MD 21202
-------------------------------------------------------------------------------

Midsouth Investor Fund L.P.                       215,000                7.4%
1776 Peachtree St., N.W. Suite 412 North
Atlanta, GA 30309
-------------------------------------------------------------------------------
Kevin Gruneich                                    185,600                6.4%
12 White Pine Canyon Road
Park City, UT 84060
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Officers and Directors
----------------------

Michael D. Beck                                   198,875(3)             6.6%
4 Hardscrabble Heights
Brewster, NY 10509
-------------------------------------------------------------------------------
Steven R. Berger                                    8,125(4)               *
805 Third Avenue
New York, NY 10022
-------------------------------------------------------------------------------
Anne H. Cheevers                                   40,000(5)             1.4%
4 Hardscrabble Heights
Brewster, NY 10509
-------------------------------------------------------------------------------
Donald W. Hughes                                  638,100(6)            21.8%
1 South Street, Suite 2150
Baltimore, Maryland 21202
-------------------------------------------------------------------------------
Chris L. Nguyen                                     5,000(7)               *
4204 St. Paul Street
Baltimore, Maryland  21218
-------------------------------------------------------------------------------
Andrew L. Simon                                   305,088(8)             9.8%
4 Hardscrabble Heights
Brewster, NY 10509
-------------------------------------------------------------------------------
Linda G. Straley                                  136,494(9)             4.6%
4 Hardscrabble Heights
Brewster, NY 10509
-------------------------------------------------------------------------------
Thomas G. Struzzieri                               15,000(10)              *
319 Main Street
Saugerties, NY  12477
-------------------------------------------------------------------------------
David L. Warnock                                  640,699(11)           21.9%
1 South Street, Suite 2150
Baltimore, Maryland 21202
-------------------------------------------------------------------------------
Officers and Directors as a                     1,361,682(12)           38.5%
Group (9 persons)
-------------------------------------------------------------------------------

________________
     * Less than 1%

1	Excludes 32,850 shares owned by Strategic Associates, L.P.,
        an affiliate of Cahill, Warnock Strategic Partners Fund, L.P. (the "Fund"), but as to which the Fund disclaims beneficial ownership. ("Strategic Associates"; together, with the Fund, the "Cahill, Warnock Entities"). Pursuant to the Investor Rights Agreement (the "Investor Rights Agreement") between the Company and the Cahill, Warnock Entities, the Company has agreed that so long as the Cahill, Warnock Entities own at least 50% of the shares issuable or issued pursuant to warrants held by the Cahill, Warnock Entities), the Cahill, Warnock Entities have the right to nominate two directors to the Board of Directors of the Company. David L. Warnock and Donald W. Hughes are the two current directors who were nominated by the Cahill, Warnock Entities. Pursuant to the Investor Rights Agreement, the directors and executive officers of the Company have agreed, at each meeting of stockholders for the purpose of electing directors, to cast their eligible votes in favor of the nominees of the Cahill, Warnock Entities.

2	Edward L. Cahill, David L. Warnock and Donald W. Hughes are
        general partners of Cahill, Warnock Strategic Partners, L.P. ("Cahill, Warnock Partners"), the Fund's sole general partner, and the sole general partner of Strategic Associates. Each of David L. Warnock and Donald W. Hughes is also a director of the Company (see footnotes 6 and 11 to this table).

3	Includes (i) 42,000 shares which are owned jointly with
        Mr. Beck's wife, (ii) 9,375 shares owned by Mr. Beck's daughter, and (iii) 94,750 shares which Mr. Beck has the right to acquire upon the exercise of currently exercisable stock options or options that will become exercisable within 60 days. Excludes: 9,375 shares owned by Mr. Beck's wife, as to which Mr. Beck disclaims beneficial ownership.

4	Includes 8,125 shares which Mr. Berger has the right to
        acquire upon the exercise of currently exercisable stock options or stock options which become exercisable within 60 days, and excludes 2,500 shares which are the subject of options that are not currently exercisable.

5	Includes 40,000 shares which Ms. Cheevers has the right to
        acquire upon the exercise of currently exercisable stock options or stock options which become exercisable within 60 days.

6	Includes (i) 625,699 shares owned by the Cahill Warnock
        Entities, and (ii) 12,500 shares which Mr. Hughes has the right to acquire upon the exercise of options currently exercisable stock options or stock options which become exercisable within the next 60 days. Excludes 2,500 shares which are the subject of options that are not currently exercisable.

7	Includes 5,000 shares which Mr. Nguyen has the right to
        acquire upon the exercise of currently exercisable stock options pr options which become exercisable within the next 60 days. Excludes 2,500 shares which are the subject of options that are not currently exercisable.

8	Includes 211,875 shares which Mr. Simon has the right to
        acquire upon the exercise of currently exercisable stock options or stock options that will become exercisable within 60 days. Excludes: 375 shares of Common Stock owned by the retirement account of Mr. Simon's wife, as to which Mr. Simon disclaims beneficial ownership.

9	Includes 85,800 shares which Ms. Straley has the right to
        acquire upon the exercise of currently exercisable stock options or options that will become exercisable within 60 days.

10	Includes 10,000 shares which Mr. Struzzieri has the right to acquire upon the exercise of currently exercisable stock options or options which become exercisable within the next 60 days. Excludes 2,500 shares which are the subject of options that are not currently exercisable.

11	Includes (i) 625,699 shares owned by the Cahill Warnock
        Entities, and (ii) 14,375 shares which Mr. Warnock has the right to acquire upon the exercise of currently exercisable stock options or stock options which become exercisable within 60 days. Excludes 2,500 shares which are the subject of options that are not currently exercisable.

12	Includes 312,425 shares which officers and directors have the right to acquire upon the exercise of currently exercisable stock options or options which become exercisable within the next 60 days. Excludes 12,500 shares which are the subject of options that are not currently exercisable.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In November 1998, the Company acquired substantially all of the assets of Mildred Elley. The Company financed the acquisition through the issuance of debentures, with warrants attached, pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement"), with the Cahill, Warnock Entities. Pursuant to the Securities Purchase Agreement, the
Company: (i) issued and sold to the Cahill, Warnock Entities 8% Debentures due 2003 (the "Debentures"), dated October 28, 1998 (the "Purchase Closing Date"), in the aggregate principal amount of $4,000,000, (ii) issued and sold to the Cahill, Warnock Entities, as additional consideration for purchasing the Debentures, the Warrants to acquire an aggregate of 690,229.5 shares of the Company's Common Stock, which, on the Purchase Closing Date, constituted 20% of the Company's issued and outstanding common stock on a fully diluted basis, after giving effect to the transactions contemplated in the Securities Purchase Agreement and (iii) authorized the issuance and sale in the future to the Cahill, Warnock Entities of additional shares of the Company's Common Stock upon the Company's exercise of a put option, the terms and conditions of which are set forth in the Securities Purchase Agreement. The exercise price of the Warrants upon issuance was $1.40 per share of Common Stock, subject to certain antidilution adjustments set forth in the Warrants. On December 3, 1999, in exchange for the Cahill, Warnock Entities' consent, among other things, to subordinate the Debentures to certain financing the Company was seeking to obtain in connection with the implementation of the Company's strategic plan and pursuant to a Consent, Agreement and Amendment, dated as of December 3, 1999, among the Company and the Cahill, Warnock Entities, the Board of Directors of the Company approved a repricing of the Warrants to an exercise price of $1.125 per share of Common Stock, subject to the same antidilution adjustments referred to above. On October 1, 2002, the Company and the Cahill Warnock entities agreed to an extension of the maturity date of the Debentures from October 28, 2003 until February 1, 2004. Using a portion of the proceeds from the sale of MLP and the sale/leaseback of the Company's headquarters building, both of which occurred in Fiscal 2003, the Company prepaid the outstanding Debentures in the fourth quarter of Fiscal 2003. A portion of the Warrants held by the Cahill, Warnock Entities expired at the end of Fiscal 2003. The Cahill Warnock Entities exercised its remaining 138,047 warrants outstanding in December 2004 (after the end of Fiscal 2004), resulting in additional paid-in capital to the Company of $155,303.

      Pursuant to the Investor Rights Agreement between the Company and the Cahill, Warnock Entities, the Company has agreed that so long as the Cahill, Warnock Entities own at least 50% of the Warrants (or if the Warrants have been exercised, the shares issued pursuant thereto), the Cahill, Warnock Entities shall have the right to nominate two directors to the Board of Directors of the Company. David L. Warnock and Donald W. Hughes are the current directors who were nominated by the Cahill, Warnock Entities. Pursuant to the Investor Rights Agreement, the directors and executive officers have agreed, at each meeting of stockholders for the purpose of electing directors, to cast their eligible votes in favor of the nominees of the Cahill, Warnock Entities.

      Pursuant to the acquisition of AEC in January 2005, the Company issued 12,000 shares of the Company's Common Stock to the former stockholders of AEC in a transaction not involving a public offering pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. This Registration Statement is being filed pursuant to the Company's agreement to register such shares under the Securities Act.

      Pursuant to the acquisition of ADI in July 2005, the Company issued 89,488 shares of the Company's Common Stock to the former stockholders of ADI who had elected to receive shares, in whole or in part in lieu of cash, in a transaction not involving a public offering pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. This Registration Statement is being filed pursuant to the Company's agreement to register such shares under the Securities Act.

      In November 1998, the Company purchased substantially all of the assets of Mildred Elley for an aggregate purchase price of $3,000,000, paid a portion in cash and the balance with a five-year promissory note. Simultaneous with the closing of such purchase, the Company's subsidiary entered into an employment agreement with Faith Takes, pursuant to which Ms. Takes agreed to remain as the President and Chief Executive Officer of the Company's post-secondary proprietary schools division. Effective June 3, 2003, the Company completed the disposition of the proprietary school business, and sold Mildred Elley to its current president and former owner. At closing, the Company received $50,000 in cash proceeds from the sale. In addition, the Company will receive 25% of the proceeds from the sale or refinancing of the schools to a third party, which must take place within seven years from the date of closing. Substantially all the assets and liabilities on the balance sheet were acquired by the purchaser, and all pending litigations with the previous owner of the school were settled.

      One of the Company's directors, Steven R. Berger, is a shareholder in Vedder, Price, Kaufman & Kammholz, P.C. The Company has retained Vedder, Price, Kaufman & Kammholz, P.C. as its special securities counsel, and the Company paid an aggregate of $200,710 and $59,351 in legal fees to Vedder Price in Fiscal 2005 and Fiscal 2004, respectively.

                       PLAN OF DISTRIBUTION

      We are registering the offer and sale of the shares described in this Prospectus in order to allow the selling stockholders the opportunity to freely resell their shares, but the registration of such shares does not necessarily mean that any or all of the shares will be offered or sold by the selling stockholders. The selling stockholders may sell all or a portion of the shares from time to time in market transactions, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable, or in privately negotiated transactions. The selling stockholders may also distribute, transfer or pledge the Shares in other circumstances permitted under the Securities Act, in which case the distributees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this Prospectus.

      The selling stockholders and any broker or dealer to or through whom any of the shares are sold ("Brokers") may be deemed to be underwriters within the meaning of the Securities Act with respect to the shares offered hereby, and any profits realized by the selling stockholder or the Brokers may be deemed to be underwriting commissions. To the best of the Company's knowledge, brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the selling stockholders are not expected to exceed normal selling expenses for sales on the electronic bulletin board or otherwise, as the case may be. The registration of the shares under the Securities Act shall not be deemed an admission by the selling stockholders or the Company that any selling stockholder is an underwriter for purposes of the Securities Act of any of the shares offered pursuant to this Prospectus.

      Pursuant to the registration rights set forth in the various agreements between the Company and some of the selling stockholders, each of the Company and the selling stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the shares by the selling stockholders to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents, transfer taxes and fees and expenses of selling stockholders' counsels.

             INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law ("DGCL"), indemnify all persons whom it may indemnify under Delaware law.

      Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and unreasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, e.g., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudicated liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      In addition, Section 102(b)(7) of the DGCL permits corporations to limit directors' monetary liability for breach of fiduciary duty except in certain circumstances. The Company's Certificate of Incorporation also provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors.

      The Company carries directors' and officers' liability insurance covering losses up to $3,000,000 (subject to certain deductible amounts).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                          LEGAL OPINIONS

      The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Vedder, Price, Kaufman & Kammholz, P.C., New York, New York. Steven R. Berger, Esq., a partner in the firm of Vedder, Price, Kaufman & Kammholz, P.C., participating in the work on this matter, is a director of the Company, and has served in such capacity since 1996. Mr. Berger has options to acquire up to an aggregate of 10,625 shares of Common Stock upon the exercise of options granted to him pursuant to the Company's Directors Stock Option Plan. The Company has retained Vedder, Price, Kaufman & Kammholz, P.C. as its special securities counsel, and the Company paid an aggregate of $200,710 and $59,351 in legal fees to Vedder Price in Fiscal 2005 and Fiscal 2004, respectively.

                              EXPERTS

      The consolidated financial statements of Touchstone Applied Science Associates, Inc. and Subsidiaries as of October 31, 2005 and 2004, and for the three fiscal years ended October 31, 2005, appearing in this Prospectus and Registration Statement have been audited by Lazar Levine & Felix LLP, the Company's registered independent certified public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Year Ended October 31, 2005
----------------------------------
(audited)
---------
                                                                      PAGE
                                                                      ----
Report of Independent Registered Public Accounting Firm               F-2

Consolidated Balance Sheets                                           F-3

Consolidated Statements Of Operations                                 F-5

Consolidated Statement Of Changes In Stockholders' Equity             F-7

Consolidated Statements Of Cash Flows                                 F-8

Notes To Consolidated Financial Statements                            F-10

To The Board of Directors
Touchstone Applied Science Associates, Inc. and Subsidiaries
Brewster, NY

We have audited the accompanying consolidated balance sheets of Touchstone Applied Science Associates, Inc. and Subsidiaries as of October 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three fiscal years ended October 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Touchstone Applied Science Associates, Inc. and Subsidiaries as of October 31, 2005 and 2004 and the results of its operations and its cash flows for the three fiscal years ended October 31, 2005 in conformity with accounting principles generally accepted in the United States of America.



Lazar Levine & Felix LLP
New York, New York
January 19, 2006

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                        CONSOLIDATED BALANCE SHEETS

                                                                  October 31,
                                                                  -----------
                                                             2 0 0 5       2 0 0 4
                                                             -------       -------
ASSETS
------

Current assets:
  Cash and temporary investments                        $ 1,289,630      $ 1,751,487
  Accounts receivable, net of allowance for
   doubtful accounts of
   $2,683 and $4,417, respectively                        2,886,915        1,526,559
  Inventories                                               467,762          431,196
  Prepaid expenses and other current assets                 397,420          338,354
  Restricted cash                                            20,347           21,954
  Deferred income taxes                                     571,417          536,440
                                                        -----------      -----------

     Total current assets                                 5,633,491        4,605,990
                                                        -----------      -----------


Property, plant and equipment - net of
 accumulated depreciation of $488,863 and
  $284,567, respectively                                    675,999          525,319


Other assets:
  Test passage bank and test development,
   net of accumulated amortization of $3,579,751
   and $3,174,865, respectively                           2,750,239        2,227,077
  Goodwill                                                1,969,542          198,159
  Deferred income taxes                                     492,677          807,672
  Other assets                                              252,931          326,289
                                                        -----------      -----------

     Total assets                                       $11,774,879       $8,690,506
                                                        ===========      ===========
















See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                   CONSOLIDATED BALANCE SHEETS (Continued)
                                                                     October 31,
                                                                     -----------
                                                               2 0 0 5        2 0 0 4
                                                               -------        -------

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------


Current liabilities:
  Lines of credit                                           $       --     $         --
  Current maturities of long-term debt                         166,750           28,606
  Accounts payable                                             489,428          119,448
  Accrued expenses                                           1,427,963        1,288,230
  Other liabilities                                            317,529           62,316
  Deferred gain on sale of building -
   current portion                                             125,439          125,439
                                                            ----------     ------------

     Total current liabilities                               2,527,109        1,624,039
                                                            ----------     ------------

Long-term debt:
  Long-term debt, net of current portion                     1,396,212          120,291
  Deferred gain on sale of building, net
   of current portion                                          836,255          961,692
                                                            ----------     ------------

     Total liabilities                                       4,759,576        2,706,022
                                                            ----------     ------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.0001 par value,
   5,000,000 shares authorized,
   0 shares-issued and outstanding                                  --               --
  Common stock, $.0001 par value,
   20,000,000 shares authorized,
   2,909,738 and 2,627,703 shares issued
   and outstanding, respectively                                   291              263
  Additional paid-in capital                                 6,164,387        5,609,480
  Subscriptions receivable                                          --             (920)
  Retained earnings                                            850,625          375,661
                                                            ----------     ------------

     Total stockholders' equity                              7,015,303        5,984,484
                                                            ----------     ------------


Total liabilities and stockholders' equity                 $11,774,879     $  8,690,506
                                                           ===========     ============





See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME



                                                       Fiscal Years Ended October 31,
                                                       ------------------------------
                                                   2 0 0 5        2 0 0 4        2 0 0 3
                                                   -------        -------        -------


Net revenue                                     $11,686,649     $11,185,254      $9,761,638

Cost of goods sold                                5,990,327       5,795,758       5,075,148
                                                -----------     -----------      ----------

Gross profit                                      5,696,322       5,389,496       4,686,490
                                                -----------     -----------      ----------

Operating expenses:
  Selling expenses                                1,432,287       1,278,178       1,453,190
  General and administrative expenses             3,566,373       2,819,770       2,189,318
                                                -----------     -----------      ----------


Total operating expenses                          4,998,660       4,097,948       3,642,508
                                                -----------     -----------      ----------


Income from operations                              697,662       1,291,548       1,043,982


Other income (expense):
  Gain on sale/leaseback of building                125,439         125,439          41,813
  Interest expense, net                             (24,069)         (1,936)       (403,940)
                                                -----------     -----------      ----------

Income before income taxes                          799,032       1,415,051         681,855

Income taxes                                        324,068         592,448         326,540
                                                -----------     -----------      ----------

Income from continuing operations                   474,964         822,603         355,315
                                                -----------     -----------      ----------

Income (loss) from discontinued operations:
  Loss from operations
   net of income tax (benefit) of
   $(248,127) in Fiscal 2003                             --              --        (372,190)
  Income (loss) on disposal, net
   of income tax expense of
   $309,349 in Fiscal 2003                               --              --         552,408
                                                -----------     -----------      ----------
Income (loss) from discontinued operations               --              --         180,218
                                                -----------     -----------      ----------


Net income                                      $   474,964    $    822,603     $   535,533
                                                ===========    ============     ===========
















See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF INCOME (Continued)



                                                       Fiscal Years Ended October 31,
                                                       ------------------------------
                                                   2 0 0 5        2 0 0 4        2 0 0 3
                                                   -------        -------        -------

Weighted average shares outstanding:
  Basic                                          2,807,275       2,614,662       2,596,252
  Diluted                                        3,023,262       2,870,327       2,661,014

Basic earnings per share
  Continuing operations                         $      .17      $      .31      $      .14
  Discontinued operations                               --              --             .07
                                                ----------      ----------      ----------

                                                $      .17      $      .31      $      .21
                                                ==========      ==========      ==========

Diluted earnings per share
  Continuing operations                         $      .16      $      .29      $      .13
  Discontinued operations                               --              --             .07
                                                ----------      ----------      ----------

                                                $      .16      $      .29      $      .20
                                                ==========      ==========      ==========-






























See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY




                                                             Additional                                     Retained
                  Preferred Stock         Common Stock       Paid-in      Deferred        Subscriptions     Earnings
                Shares      Amount     Shares      Amount    Capital      Interest        Receivable        (Deficit)
                ------      ------     ------      ------    -------      --------        -------------     --------




Balance at
 October 31,
 2002             --      $   --       2,594,453    $259      $5,538,393    $(117,293)    $    --         $  (982,475)

Exercise of
 employee
 stock options    --          --           9,000       1          10,275           --          --                  --
Interest expense  --          --              --      --              --      117,293          --                  --
Net income        --          --              --      --              --           --          --             535,533
                 ---      ------       ---------    ----      ----------    ---------     -------         -----------

Balance at
 October 31,
 2003             --          --       2,603,453     260       5,548,668           --          --            (446,942)

Issuance of
  warrants        --          --              --      --          42,700           --          --                  --
Exercise of
  employee
  stock
  options         --          --          24,250       3          18,112            --       (920)                 --
Net income        --          --              --      --              --            --         --             822,603
                 ---      ------       ---------    ----      ----------     ---------     -------         ----------

Balance at
 October 31,
 2004             --          --       2,627,703     263       5,609,480            --       (920)            375,661

Exercise of
 employee
 stock
 options          --          --          42,500       4          28,986            --         --                  --
Stock
 subscription
 received         --          --              --      --              --            --        920                  --
Acquisition
 of AEC           --          --          12,000       1          38,999            --         --                  --
Acquisition
 of ADI           --          --          89,488       9         331,633            --         --                  --
Exercise
 of warrants      --          --         138,047      14         155,289            --         --                  --
Net Income        --          --              --      --              --            --         --             474,954
                 ---      ------         -------     ---       ---------      --------      -----           ---------

Balance at
 October 31,
 2005             --          --       2,909,738    $291      $6,164,387    $       --    $    --            $850,625
                 ===      ======       =========    ====      ==========    ==========    =======           ---------





See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                              Fiscal Years Ended October 31,
                                                              ------------------------------
                                                         2 0 0 5        2 0 0 4         2 0 0 3
                                                         -------        -------         -------

OPERATING ACTIVITIES
Net income                                            $   474,964     $  822,603     $   535,533
Adjustments to reconcile net
income to net cash provided
by operating activities:
  Depreciation and amortization                           679,008        587,626         605,310
  Deferred interest                                            --             --         117,293
  Deferred income taxes                                   280,018        516,916         252,759
  (Income) on discontinued
   operations                                                  --             --        (861,757)
  Bad debt expense                                         (1,732)            --         (17,463)
  (Gain) on sale/leaseback of building                   (125,439)      (125,439)        (41,813)
Changes in operating assets and liabilities:
  Restricted cash                                           1,607           (498)        (21,456)
  Accounts receivable                                  (1,219,977)      (566,572)        128,583
  Inventories                                             (36,566)        80,214         (82,668)
  Prepaid expenses                                        (55,555)        (8,906)        108,087
  Other assets                                               (866)            --          (1,388)
  Other liabilities                                       255,213         62,316              --
  Accounts payable and accrued expenses                   299,900        213,355         (32,666)
                                                      -----------     ----------       ---------


NET CASH FLOWS FROM OPERATING ACTIVITIES                  550,575      1,581,615         688,354
                                                      -----------     ----------       ---------


INVESTING ACTIVITIES
  Test passage bank and test development                 (928,048)      (480,463)       (355,518)
  Software development costs                                   --        (13,971)       (175,682)
  Prepublication costs                                         --       (135,927)       (169,960)
  Proceeds from the sale of building                           --             --       2,875,000
  Cash and fees paid to acquire
   stock of Achievement Data, Inc. ("ADI")             (1,318,350)            --              --
  Cash and fees paid to acquire
   stock of Assessment & Evaluation
   Concepts, Inc. ("AEC")                                 (83,000)            --              --
  Proceeds from the sale of
   discontinued operations                                     --             --       4,070,000
  Closing costs on sale of building                            --             --        (161,891)
  Closing costs on sale of
   discontinued operations                                     --             --        (556,037)
  Acquisition of fixed assets                            (270,279)      (291,294)       (299,174)
                                                      -----------     ----------       ---------



NET CASH FLOWS FROM INVESTING ACTIVITIES               (2,599,677)      (921,655)      5,226,738
                                                      -----------     ----------       ---------


See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)



                                                              Fiscal Years Ended October 31,
                                                              ------------------------------
                                                         2 0 0 5        2 0 0 4         2 0 0 3
                                                         -------        -------         -------

FINANCING ACTIVITIES
Repayment of subordinated debt                                 --             --      (3,530,141)
Proceeds from the exercise of
  employee stock options                                   28,990         17,195          10,275
Proceeds from the exercise of
  warrants                                                155,303             --              --
Loan costs                                                (12,033)            --              --
Stock subscriptions received                                  920             --              --
Proceeds from long-term debt                            1,451,482        118,497          38,000
Repayment of long-term debt                               (37,417)        (7,600)     (1,585,700)
                                                      -----------     ----------       ---------

NET CASH FLOWS FROM FINANCING ACTIVITIES                1,587,245        128,092      (5,067,566)
                                                      -----------     ----------       ---------


NET CHANGE IN CASH AND TEMPORARY INVESTMENTS             (461,857)       788,052         847,526


CASH AND TEMPORARY INVESTMENTS
AT BEGINNING OF PERIOD                                  1,751,487        963,435         115,909
                                                      -----------     ----------       ---------


CASH AND TEMPORARY INVESTMENTS
AT END OF PERIOD                                       $1,289,630     $1,751,487     $   963,435
                                                      ===========     ==========     ===========


SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for:

  Interest                                             $   35,234     $    5,621     $   404,333
                                                      ===========     ==========     ===========
  Income taxes                                         $    7,683     $   57,158     $    34,442
                                                      ===========     ==========     ===========


  Noncash investing and financing activities:
  Stock issued in acquisition of AEC                   $   39,000     $       --     $        --
                                                      ===========     ==========     ===========
  Stock issued in acquisition of ADI                   $  331,650     $       --     $        --
                                                      ===========     ==========     ===========




















See notes to consolidated financial statements.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------------

Organization
------------

Touchstone Applied Science Associates, Inc. (the "Company") develops, publishes and distributes a proprietary line of tests specifically to meet clients' measurement specifications to elementary and secondary schools, colleges and universities throughout the United States. The remainder of the Company's continuing operations is comprised of Beck Evaluation & Testing Associates, Inc. ("BETA"), Assessment & Evaluation Concepts, Inc. ("AEC") (effective January 2005) and Achievement Data, Inc. ("ADI") (effective July 2005), companies which design, develop and evaluate assessment needs for schools, school districts and test and textbook publishers throughout the United States. The Company's instructional segment was comprised of Modern Learning Press, Inc. ("MLP"). Substantially all the assets of MLP were sold in July 2003 (Note 2). The Company's educational delivery segment was comprised of TASA Educational Services Corporation ("TESC"), and MESI Acquisition Corp. ("Elley"), the assets of which were sold in June 2003 (Note 2).

The Company was originally incorporated in the State of New York in 1976. In August 1991, the Company changed its corporate domicile to Delaware by merger into a Delaware corporation created exclusively for that purpose.

The Company operates through different subsidiaries, but management believes that all such subsidiaries constitute a single operating segment since the subsidiaries have similar economic characteristics.

Principles of Consolidation and Basis of Presentation
-----------------------------------------------------

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, BETA, ADI, AEC, MLP, TESC and Elley. All material intercompany transactions have been eliminated in consolidation. Due to the sale of assets of Elley, TESC and MLP, the operations of the instructional and educational delivery segments have been reflected as discontinued operations (Note 2). MLP and TESC were dissolved in Fiscal 2004, and Elley was dissolved in Fiscal 2005.

Goodwill
--------

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", which applies to all business combinations initiated after June 30, 2001, and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the rules, the pooling of interests method of accounting for acquisitions is no longer allowed and goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

The Company applied the rules for goodwill and other intangible assets beginning in the first quarter of the fiscal year ending October 31, 2003. The Company performed the first of the required impairment tests of goodwill as of November 1, 2002 and performed the annual tests at October 31, 2005 and 2004, and has determined there to be no impairment of the remaining goodwill on those dates. The net carrying value of goodwill at October 31, 2005 is $198,159 for BETA, $118,074 for AEC and $1,653,309 for ADI. The net carrying value of goodwill at October 31, 2004 was $198,159 for BETA.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------

Cash and Temporary Investments
------------------------------

Cash and temporary investments include all cash balances on hand and short-term, highly liquid investments with original maturities of three months or less.

Accounts Receivable
-------------------

Accounts receivable consists of the following:


                                             October 31,
                                        ---------------------
                                        2005             2004



        Billed                       $2,559,630       $1,526,559
        Unbilled (costs in excess
          of billings)                  327,285               --
                                     ----------       ----------

                                     $2,886,915       $1,526,559
                                     ==========       ==========

Management expects that the unbilled accounts receivable will be collected; therefore, no allowance for doubtful accounts has been recorded on this balance. Allowance for doubtful accounts of $2,683 and $4,417, at October 31, 2005 and 2004, respectively, is based on prior collection experience and pertain to billed accounts receivable.

Inventories
-----------

Inventories based on the nature of the Company's operations consist solely of finished goods. These are stated at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment are stated at cost. The Company provides for depreciation generally on an accelerated method (double-declining balance) for personal property and on the straight-line method for real property, by charges to income at rates based upon estimated recovery periods as follows:

    Building (until its sale)                   31-1/2 years
    Building improvements (until its sale)      15 to 31-1/2 years
    Leasehold improvements                      10 years (shorter of lease
                                                  term or useful life)
    Furniture, fixtures and equipment            5 to 7 years

Income Taxes
------------

The Company has elected to file a consolidated Federal income tax return with its subsidiaries. The Company's deferred income taxes arise principally from the net operating losses and other timing differences. Income taxes are reported based upon Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". (Note 12).

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

---------------------------------------------------------

Intangible Assets and Deferred Charges
--------------------------------------

Software Development
--------------------

The Company accounts for costs associated with the development of software products pursuant to SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Pursuant to these rules for product development, the work performed prior to the determination of technological feasibility is treated as research and development costs and is expensed as incurred. From the point a project obtains technological feasibility until it is ready for sale, the payroll and payroll-related charges and any direct material costs are capitalized. Capitalization of computer software costs is discontinued when the product is available to be sold.

As of October 31, 2005, 2004 and 2003, unamortized software development costs totaled $60,243, $84,939 and $243,655, respectively, and were included as a component of other assets within the Company's consolidated balance sheets.


Test Passage Bank and Test Development
--------------------------------------

The test passage bank is principally comprised of payroll and payroll-related costs as well as freelance consulting costs expended in the development of test passages which are used in the creation of the Company's tests. The process of writing and calibrating a test passage takes approximately two years, and all costs associated with the process in the cost of production of each test passage and the cost of calibration of each test passage are direct costs and are capitalized during this period. Amortization of these costs begins once the development period has elapsed, which in most cases, represents the point in time at which the new test passage is placed into the test passage bank and becomes available to be utilized within the Company's existing tests, or the point in time at which a newly developed test becomes available for sale. Costs capitalized in connection with the development of passages used in the Company's Degrees of Reading Power Test ("DRP") have been estimated to have a useful life of eleven years and, accordingly, are being amortized over an eleven-year period.
Costs capitalized in connection with the development of passages used in all other of the Company's tests have been estimated to have a useful life of seven years and, accordingly, are being amortized over a seven-year period. On October 31, 2005 and 2004, the Company tested the test passage bank and test development costs for potential impairment using the discounted cash flow method. At that time, the Company deemed no impairment had occurred.


Amortization
------------

Certain capitalized costs are amortized using the straight-line method over a period of five (5) years for software development and seven to eleven (7-11) years for test passage bank and test development costs. Loan origination costs (Note 8) are being amortized using the straight-line method over the term of the indebtedness. As of October 31, 2005, unamortized loan origination costs totaled $11,231. Amortization expense from continuing operations totaled $491,142, $486,274, and $522,584, for the fiscal years ended October 31, 2005, 2004, and 2003, respectively.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------

Estimated amortization expense for the next five years is as follows:

Year ending October 31,
      2006                      $480,327
      2007                      $470,369
      2008                      $393,476
      2009                      $178,175
      2010                      $132,345


Other Liabilities
-----------------

As of October 31, 2005, other liabilities consist of a customer advance in the amount of $294,068 and billings in excess of costs in the amount of $22,921. As of October 31, 2004, billings in excess of costs amounted to $62,316.

Accrued Expenses
----------------

Accrued expenses consist of the following:


                                                   October 31,
                                                   -----------
                                               2005           2004
                                               ----           ----

    Retirement plans                       $  262,723     $  238,107
    Commissions                                11,109         14,651
    Salary                                    174,590        256,510
    Professional fees                         208,828        100,565
    Royalties                                  12,571         25,054
    Outside services                          212,024        127,939
    Rent                                       93,084         61,742
    Purchases                                  93,405             --
    Consulting                                128,573         42,848
    Other                                     231,056        483,130
                                           ----------     ----------

                                           $1,427,963     $1,350,546
                                           ==========     ==========

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and temporary investments and accounts receivable. The Company maintains substantially all its cash balances and temporary investments in a limited number of financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At October 31, 2005 and 2004, the Company's uninsured cash balances and temporary investments totaled $1,102,081 and $1,551,086, respectively. The Company performs periodic reviews of the relative credit rating of its banks to lower its risk. The Company believes that concentration with regards to accounts receivable is limited due to its large customer base.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------

Revenue Recognition
-------------------

Revenues from the Company's sales of its proprietary tests, including sales of their related ancillary materials and performance of scoring services are recognized when the Company ships the physical product from its warehouse or when the revenues have been realized or become realizable and have been earned pursuant to Staff Accounting Bulletin No. 104,
"Revenue Recognition". Shipping charges are included in revenue in the accompanying consolidated statements of income.
The Company's revenue from the performance of assessment, consulting and psychometric services under long term contracts are recognized on the percentage of completion basis pursuant to the provisions of Statement of Position No. 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts" and Accounting Research Bulletin
("ARB") No. 45, "Long-term Construction-type Contracts". For each contract, the Company compares the costs incurred in the course of performing such contract during a reporting period to the total estimated costs of full performance of the contract and recognizes a proportionate amount of revenue for such period. In addition, the Company records revenue from software pursuant to the provisions of Statement of Position
No. 97-2, "Software Revenue Recognition", and in the
Statement of Position No. 98-9, "Modification of SOP 97-2,
Software Revenue Recognition With Respect to Certain Transactions".

Rights of Return
----------------

There is a right of return on test booklets, answer sheets and certain software products. Upon return within a specified period, a credit is issued, with certain chargeoffs, or, in the case of software products, the item is replaced. Historically, the Company's returns have been insignificant. As a result, no reserve has been provided.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and make disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value
----------

The Company has a number of financial instruments, none of which is held for trading purposes. The Company estimates that the fair value of all financial instruments at October 31, 2005 and 2004 does not differ materially from the aggregate carrying values of these financial instruments recorded in the accompanying consolidated balance sheets. The carrying value of cash and temporary investments, accounts receivable, accounts payable and accrued expenses approximate their fair value because of the short-term nature of these financial instruments. The carrying value of long-term debt approximates fair value as the rate of interest on the debt approximates the market rate of interest as of October 31, 2005 and 2004. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------

Stock Based Compensation
------------------------

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation". The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". As the Company is not yet required to adopt the fair value based recognition provisions prescribed under SFAS
No. 123, as amended, it has elected only to comply with the disclosure requirements set forth in the statement which includes disclosing pro forma net income and earnings per share as if the fair value based method of accounting had been applied.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the fiscal years ended October 31, 2005, 2004, and 2003, respectively: expected volatility of 121% to 138%, 109% and 142%, respectively; risk free interest rate of 4.05% to 4.23%, 3.00% and 3.63%, respectively; and expected lives of 5 to 10 years.

The effects of applying SFAS No. 123, as amended, in the below pro forma disclosures are not indicative of future amounts as they do not include the effects of awards granted prior to Fiscal 1996. Additionally, future amounts are likely to be affected by the number of grants awarded since additional awards are generally expected to be made at varying amounts.

The pro forma net income and income per share consists of the following:

                                  Fiscal Years Ended October 31,
                                  ------------------------------
                                 2005          2004          2003
                                 ----          ----          ----

Net income as reported        $ 474,964     $ 822,603     $ 535,533
Effect of stock options,
 net of tax                    (290,650)     (138,993)      (18,443)
                              ---------     ---------     ---------
Pro forma net income          $ 184,314     $ 683,610     $ 517,090
                              =========     =========     =========


Historic basic earnings
 per share                    $     .17     $     .31     $     .21
Historic diluted earnings
 per share                    $     .16     $     .29     $     .20
Pro forma basic earnings
 per share                    $     .07     $     .26     $     .20
Pro forma diluted
 earnings per share           $     .06     $     .24     $     .19


See disclosure regarding the adoption of SFAS No. 123(R) summarized below in the Recently Issued Accounting Pronouncements disclosure.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------

Earnings per Share
------------------

Earnings per share for each of the fiscal years ended October 31, 2005, 2004, and 2003 was computed by dividing net income by the weighted average number of common and common equivalent shares outstanding and also was adjusted for the assumed conversion of shares issuable upon the exercise of options and warrants in accordance with SFAS No. 128, "Earnings Per Share". The total potential dilutive common shares excluded from this computation due to the anti-dilution effect, totaled 588,227, 560,595 and 661,238 in the fiscal years ended October 31, 2005, 2004 and 2003, respectively. The reconciliation between basic and diluted average shares outstanding is as follows:



                                  Fiscal Years Ended October 31,
                                  ------------------------------
                                 2005          2004          2003
                                 ----          ----          ----

Basic weighted average
 shares outstanding           2,807,275     2,614,662     2,596,252
Dilutive effect of stock
 options                        212,227       170,678        64,762
Dilutive effect of warrants       3,760        84,987            --
                              ---------     ---------     ---------
Diluted weighted average
 shares outstanding           3,023,262     2,870,327     2,661,014
                              =========     =========     =========


Marketing and Promotional Costs
-------------------------------

Marketing and promotional costs are expensed as incurred and totaled $343,025, $304,453 and $353,531 from continuing operations for the fiscal years ended October 31, 2005, 2004 and 2003, respectively. Such costs are included in selling expenses in the accompanying consolidated statements of income.

Shipping Costs
--------------

The Company classifies shipping costs as a component of selling expenses. Shipping costs from continuing operations totaled $72,627, $73,083 and $72,893 for the years ended
October 31, 2005, 2004 and 2003, respectively.


Recently Issued Accounting Pronouncements
-----------------------------------------

In November 2004, the FASB issued Statement No. 151, "Inventory Costs". This statement amends the guidance in ARB 43 (Chapter 43 - Inventory Pricing) to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). SFAS No. 151 requires that such items be recognized as current period charges. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is not expected to have a material impact on the consolidated financial statements of the Company.

In December 2004, the FASB issued Statement No. 153, "Exchange of Non-monetary Assets - an amendment of APB No. 29". Statement No. 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in non-monetary assets occurring after June 15, 2005. The application of this statement is not expected to have a material impact on the consolidated financial statements of the Company.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------


In December 2004, the FASB issued a revision of SFAS No. 123 "Share-Based Payment" ("SFAS No. 123(R)"). The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees.

The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of a liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period.

The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments. The Company will be required to comply with this pronouncement with periods beginning after December 15, 2005. The Company will be adopting SFAS No. 123(R) for the Company's fiscal year ending October 31, 2007. The adoption of this pronouncement is expected to affect the Company's consolidated statements of income in future periods. The amount of the effect cannot be measured at this time. The Company is currently evaluating the impact of SFAS No. 123(R) on its consolidated financial statements. As the Company currently accounts for share-based compensation using the intrinsic value method as allowed by APB Opinion No. 25, the adoption of the fair value method under SFAS No. 123(R) will have an impact on the Company's results of operations.

In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" - a replacement of APB Opinion No. 20 (Accounting Changes) and FASB No. 3 (Reporting Accounting Changes in Interim Financial Statements), which changed the requirements for the accounting for and reporting of a change in accounting principle. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. Statement No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005.

Reclassifications
-----------------

The Company has reclassified the presentation of certain prior year information to the current year presentation.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SALE OF NON-CORE SEGMENTS/DISCONTINUED OPERATIONS
----------------------------------------------------------

With the advent of the No Child Left Behind legislation, the Company made the strategic decision to refocus itself in the assessment segment of the K-12 market.

Instructional Segment
---------------------

In July 2003, the Company sold substantially all the assets of Modern Learning Press, Inc. ("MLP"), its wholly-owned subsidiary and the sole component of the Company's instructional segment to Delta Education, LLC ("Delta") for, $4,020,000 and Delta assumed certain related liabilities. In addition, the Company was responsible, for the payment of up to $200,000 of certain royalties for a one year period from June 1, 2003 through May 31, 2004. The Company paid royalties based on historical amounts of approximately $175,000, which has reduced the gain from the sale of the segment. The Company retained the business and assets related to its test preparation materials, Kingsbridge Press, which it considers consistent with the activities of its sole remaining segment. The Company recorded a gain on the disposal of the Instructional segment totaling $1,748,272 less taxes of $699,309. Revenues from the Instructional Segment totaled $1,321,278 for the period November 1, 2002 through the date of sale.

In addition, the Company entered into a transitional services agreement with Delta, whereby the Company would continue to pay the rent and employee costs of MLP through October 31, 2003 for consideration of $130,000. On October 31, 2003, the facilities utilized by MLP were closed and the employees terminated. The Company recorded these termination costs as a cost of the sale of the segment.

Educational Delivery Segment
----------------------------

On June 3, 2003, the Company sold substantially all the assets of Elley. Pursuant to the agreement, the Company received $50,000. In addition, the Company will receive 25 percent of the proceeds from any sale or refinancing of the school by the purchaser to a third party, which must take place within seven years. The assets sold constitute substantially all the assets and operations of the Company's educational delivery segment. The Company recorded a loss on the disposal of Elley totaling $974,901, and a tax benefit of $389,960, to reflect the change in the fair value of the net assets sold during the period November 1, 2002 through June 3, 2003. The revenues for the delivery segment were $3,225,417 and $5,882,026 for the period from November 1, 2002 through June 3, 2003, the date of sale, and the fiscal year ended October 31, 2002, respectively.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3 - ACQUISITIONS
---------------------

Assessment and Evaluation Concepts, Inc.
----------------------------------------

In January 2005, the Company acquired all of the outstanding stock of Assessment and Evaluation Concepts Inc. ("AEC") for
$122,000 consisting of $83,000 in cash and 12,000 shares of the Company's common stock. The value of the shares issued was determined based on the average market price of the Company's common stock over the two-day period before and after the date of the acquisition. In addition, options to purchase 50,000 shares of the Company's common stock were granted pursuant to the 2000 Plan on the date of the closing exercisable at $3.06 per share, the fair market value on that date. The options are exercisable commencing one year from the closing, through January 2015. The operations of AEC are included in the consolidated financial statements since the date of acquisition.

The following table summarizes the estimated fair value of the assets acquired at the date of acquisition:

    Accounts receivable                        $ 22,930
    Goodwill                                     99,070
                                               --------
         Total and net assets acquired         $122,000
                                               ========


Achievement Data, Inc.
----------------------

On July 1, 2005, the Company acquired all of the outstanding stock of Achievement Data, Inc. ("ADI"). ADI provides on-line testing capabilities to state testing programs and also offers an electronic testing engine. The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,000 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at approximately $331,650, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI. The promissory notes incur interest at the rate of 5% per annum and are payable through six semi-annual installments of principal plus interest. The operations of ADI are included in the consolidated financial statements since the date of acquisition.


The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

    Current assets                             $   53,530
    Accounts receivable                           138,645
    Property, plant and equipment                  73,756
    Goodwill                                    1,435,368
                                               ----------
    Total assets acquired                       1,701,299
                                               ----------
    Current liabilities                           (51,299)
                                               ----------
    Total liabilities                             (51,299)
                                               ----------
    Net assets acquired                        $1,650,000
                                               ==========

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - ACQUISITIONS (Continued)
---------------------

The following unaudited pro forma income statement data presents the consolidated results of operations of the Company had the acquisitions of AEC and ADI occurred at the beginning of the earliest period presented:

                                   Year Ended October 31,
                                   ----------------------
                                   2005              2004
                                   ----              ----
Net revenue                   $12,968,960       $12,658,228
Net income                       $537,798          $951,112
Basic earnings per share             $.19              $.35
Diluted earnings per share           $.17              $.32

The above pro forma information does not purport to be indicative of what would have occurred had the acquisitions been made as of such date or the results which may occur in the future.


NOTE 4 - PROPERTY, PLANT AND EQUIPMENT
--------------------------------------



                                            October 31,
                                            -----------
                                         2005          2004
                                         ----          ----

Leasehold improvements               $  288,190     $ 253,290
Furniture, fixtures and
equipment                               876,672       556,596
                                     ----------     ---------
                                      1,164,862       809,886
Less: accumulated depreciation          488,863       284,567
                                     ----------     ---------
                                     $  675,999     $ 525,319
                                     ==========     =========

Depreciation expense for the fiscal years ended October 31, 2005, 2004, and 2003 was $187,866, $101,352 and $82,726, respectively.


NOTE 5 - SALE-LEASEBACK; COMMITMENTS
------------------------------------

In July 2003, the Company sold its headquarters building to 26 Palmer LLC for $2,875,000. The building and related improvements had a net book value of $1,458,481. The Company reported a gain on the sale totaling $1,254,383, net of closing costs totaling $162,136 in fiscal 2003. The building was then leased back to the Company under a ten-year lease agreement. As a result of the sale/leaseback, the gain is being recognized over the term of the lease at $125,439 per year. Among other provisions, the lease provides for additional rent to be paid by the Company for real estate taxes and insurance.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SALE-LEASEBACK; COMMITMENTS (Continued)
------------------------------------

The Company also has three-year leases for both its Texas and Minnesota offices for payments aggregating $26,414 and $96,000, respectively, over the next two years. In addition, the Company has leases on certain of its equipment. Future minimum rentals on these operating leases are as follows:


Year ending October 31,
----------------------


      2006                       $  424,763
      2007                          420,686
      2008                          347,193
      2009                          355,250
      2010                          365,835
      2011 and thereafter         1,062,995
                                 ----------
                                 $2,976,722
                                 ==========


Rent expense was $381,848, $361,409 and $128,090 for the fiscal years ended October 31, 2005, 2004 and 2003, respectively.


NOTE 6 - LINES OF CREDIT
------------------------

The Company obtained a line of credit totaling $1,000,000 from a bank. Borrowings under the line of credit accrue interest at the bank's prime rate plus one percent (1.0%) per annum, and the line of credit, as amended, expires on April 1, 2006. The line of credit is collateralized by the Company's accounts receivable and inventory and contains financial covenants pertaining to the maintenance of working capital and debt service coverage.
As of October 31, 2005, the Company was in compliance with all such covenants. There were no outstanding borrowings under this line as of October 31, 2005 and 2004.

NOTE 7- MORTGAGE
----------------

The Company mortgaged its facilities for $1,800,000 in 1997. Borrowings on the mortgage incurred interest at the rate of 8 1/8% per annum. The mortgage was to be repaid through equal monthly installments with a balloon payment due in Fiscal 2007. The mortgage was prepaid in July 2003 from the proceeds of the sale-leaseback of the facilities (Note 5).

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - LONG-TERM DEBT
-----------------------

Long-term debt consists of the following:


                                                                 October 31,
Description                Interest Rate      Due Date        2005         2004
-----------                -------------      --------        ----         ----

Equipment loan
payable in monthly
installments of
$2,295 including
interest,
collateralized by
the equipment                   6%              2009     $   97,686     $118,497

Equipment loan
payable in monthly
installments of
$633 plus interest,
collateralized by
the equipment               Prime + 1%
                             (8.0% at
                            10/31/2005)         2008         22,800       30,400
Equipment loan
payable in monthly
installments of
$1,708 including
interest,
collateralized by
the equipment                   6%              2010         79,126           --

Loan payable,
interest only for
first year then
monthly
installments of
$23,339 including
interest                        6.25%           2011      1,200,000*          --

Loans (unsecured)
payable in
semi-annual
installments of
$29,656 including
interest to the
former two shareholders
of ADI                          5%              2008        163,350           --
                                                        -----------    ---------

                                                          1,562,962      148,897

Less:  current
maturities                                                  166,750       28,606
                                                        -----------    ---------

                                                         $1,396,212     $120,291
                                                        ===========    =========

*In connection with the acquisition of ADI, the Company entered into a loan agreement with its bank, pursuant to which the Company borrowed an aggregate principal amount of $1,200,000, almost all of which was used to pay the purchase price for the shares of ADI and closing costs for the transaction, with the balance being retained by the Company for working capital. Borrowings under the loan incur interest at the rate of 6.25% per annum. Interest only payments are due for the first year, and thereafter monthly payments of principal and interest of $23,339 through July 2011. The note is secured by the assets of the Company and is guaranteed by BETA and ADI. The promissory note contains financial covenants with respect to which the Company is in compliance at October 31, 2005.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - LONG-TERM DEBT (Continued)
-----------------------


Long-term debt matures as follows:

Fiscal year ending October 31,

2006                            $  166,750
2007                               318,331
2008                               337,465
2009                               290,066
2010                               267,938
2011 and thereafter                182,412
                                ----------
                                $1,562,962
                                ==========


NOTE 9 - SUBORDINATED DEBENTURE AGREEMENT
-----------------------------------------

In connection with the Company's October 1998 subordinated debenture agreement, on October 31, 2004, there were warrants outstanding to purchase 138,047 shares of the Company's common stock. In July 2003, the remaining principal balance due on the debentures was repaid. In December 2004, warrants to purchase 138,047 shares of the Company's common stock were exercised for $155,303.


NOTE 10 - RETIREMENT PLANS
--------------------------

The Company has a qualified 401(k) Profit Sharing Plan, as amended, under which eligible employees who are eighteen years of age and have completed either twelve months', or one thousand hours, of employment become participants. The Plan provides a matching component under the 401 (k) Profit Sharing Plan of up to five percent (5%) of each eligible employee's compensation.

The Company has a Money Purchase Pension Plan, as amended, under which eligible employees who are eighteen years of age and have completed either twelve months, or one thousand hours, of employment become participants. The Plan excludes highly compensated employees, as defined, and provides for annual contributions of five percent (5%) of each eligible employee's compensation.

For the fiscal years ended October 31, 2005, 2004, and 2003, retirement plan costs totaled $262,723, $238,107 and $197,999, respectively.

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - STOCKHOLDERS' EQUITY
------------------------------

Preferred Stock
---------------

The Company is authorized to issue 5,000,000 shares of $.0001 par value preferred stock. The stock may be issued by the Board of Directors of the Company in one or more series and with such preferences, conversion or other rights, voting powers and other provisions as may be fixed by the Board of Directors in the resolution authorizing their issuance without any further action of the stockholders. At October 31, 2005 and 2004, there were no preferred shares outstanding.

Warrants Issued for Services
----------------------------

In September 2004, the Company issued warrants to purchase 20,000 shares of the Company's common stock in exchange for certain financial advisory services. The warrants are exercisable through September 24, 2009 at a price of $2.96 per share. The warrants were valued at $42,700.

Amended and Restated 1991 Stock Option Incentive Plan
-----------------------------------------------------

The Company adopted an Amended and Restated 1991 Stock Option Incentive Plan (the "1991 Plan") whereby options to purchase up to an aggregate of 625,000 shares of common stock, may be granted to officers, key employees, directors, and consultants of the Company. Subject to the terms of the 1991 Plan, the Board of Directors is authorized to select optionees and determine the number of shares covered by each option, its exercise price and certain of its other terms. No one participant may receive an award in excess of 50,000 shares in any one fiscal year. All options are 100% vested after twelve months and may be exercised for a nine-year period commencing one year from the date of the grant. The exercise price of an option granted under the Plan may not be less than the fair market value of the Company's common stock on the date of the grant.

1991 Plan activity is summarized as follows:


                                                         Option Price
                                             Shares      Per Share
                                             ------      ---------

Options outstanding - November 1, 2002      470,788    $1.668 - $11.00
  Granted                                      --            --
  Cancelled                                 (57,000)   $1.668 - $11.00
  Exercised                                      --          --
                                            -------

Options outstanding - October 31, 2003      413,788    $1.668 - $10.50
  Granted                                        --          --
  Canceled                                       --          --
  Exercised                                    (750)       $1.668
                                            -------

Options outstanding - October 31, 2004      413,038    $1.668 - $10.50
  Granted                                        --          --
  Canceled                                  (47,500)   $2.125 - $6.125
  Exercised                                      --          --
                                            -------

Options outstanding - October 31, 2005      365,538    $1.668 - $10.50
                                            =======

Options exercisable - October 31, 2005      365,538    $1.668 - 10.50
                                            =======

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 - STOCKHOLDERS' EQUITY (Continued)
------------------------------

2000 Stock Incentive Plan
-------------------------

In February of Fiscal 2000, the Company adopted the 2000 Stock Incentive Plan (the "2000 Plan") which supercedes the 1991 Plan. Options outstanding under the 1991 Plan at October 31, 2000 will remain effective until forfeited, cancelled, or expired without exercise. The 2000 Plan calls for options to purchase up to an aggregate of an additional 300,000 shares of the Company's common stock plus such additional shares as becomes available under the 1991 Plan by reason of forfeiture of awards granted thereunder or cancellation or expiration of such shares without exercise, and may be granted to officers, key employees, directors, and consultants of the Company. At the Annual
Meeting of Stockholders held on April 29, 2005, the stockholders approved an amendment to the 2000 Plan increasing by 200,000 the number of shares eligible to be issued pursuant to the 2000
Plan. Subject to the terms of the 2000 Plan, the Board of Directors is authorized to select optionees and determine the number of shares covered by each option, its exercise price and certain of its other terms. No one participant may receive an award in excess of 150,000 shares in any three fiscal-year period. Prior to Fiscal 2006, all options were 100% vested after twelve months and may be exercised for a nine-year period commencing one year from the date of grant. Effective for options granted under the 2000 Plan in Fiscal 2006 and thereafter, such options will become exercisable in three equal annual installment following the grant date. The exercise price of an option granted under the 2000 Plan may not be less than the fair market value of the Company's common stock on the date of grant.

                                                         Option Price
                                             Shares      Per Share
                                             ------      ---------

Options outstanding - November 1, 2002       79,800         $0.46
  Granted                                    39,500         $0.65
  Canceled                                     (500)        $0.46
  Exercised                                  (9,000)        $0.46
                                            -------

Options outstanding - October 31, 2003      109,800    $0.46 - $0.65
  Granted                                    73,000         $2.10
  Canceled                                       --          --
  Exercised                                 (18,500)   $0.46 - $0.65
                                            -------

Options outstanding - October 31, 2004      164,300    $0.46 - $2.10
  Granted                                   216,000    $3.06 - $3.785
  Canceled                                   (6,000)        $2.10
  Exercised                                 (40,000)   $0.46 - $2.10
                                            -------

Options outstanding - October 31, 2005      334,300    $0.46 - $3.785
                                            =======

Options exercisable - October 31, 2005      118,300    $0.46 - $2.10
                                            =======

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 - STOCKHOLDERS' EQUITY (Continued)
------------------------------

Directors Stock Option Plan
---------------------------

In 1996, the Company adopted a Directors Stock Option Plan (the
"DSO Plan") whereby options may be granted to purchase up to an aggregate of 25,000 shares of the Company's common stock to directors of the Company who are not officers or employees of the Company or otherwise eligible to receive awards under the 1991
Plan. Pursuant to the DSO Plan, eligible directors would receive an option to purchase 1,250 shares of the Company's common stock on the date the director first becomes eligible. The eligible director would subsequently receive an option to purchase 625 shares of the Company's common stock on the date of each succeeding annual meeting of the stockholders, unless the director's term ends on or before that date. Each option granted is exercisable at the fair market value of the Company's common stock on the date granted, and for options granted prior to Fiscal 2006, may be exercised for a nine-year period commencing one year from the date of the grant. Effective for options granted under the Directors Plan in Fiscal 2006 and thereafter, such options will become exercisable in three equal annual installments following the grant date.

In February 2000, the Company adopted an amendment to the DSO Plan increasing the number of options, which may be granted under the DSO Plan, to an aggregate of 75,000 shares. The amendment also increased the number of shares of the Company's common stock to be subject to the automatic grants made to directors from 1,250 shares to 5,000 shares upon first being elected to the Board of Directors of the Company and 625 shares to 2,500 shares upon each re-election to the Board of Directors. At the Annual Meeting of Stockholders held on April 29, 2005, the stockholders approved amendments to the Directors Plan to increase by 75,000 the number of shares eligible to be issued pursuant to the Directors Plan and to extend the expiration date of the Directors Plan from March 2006 to April 30, 2010.

Directors' stock option plan activity is summarized as follows:


                                                         Option Price
                                             Shares      Per Share
                                             ------      ---------

Options outstanding - November 1, 2002       46,875    $0.62 - $7.85
  Granted                                    10,000        $0.70
  Canceled                                       --         --
  Exercised                                      --         --
                                            -------

Options outstanding - October 31, 2003       56,875    $0.62 - $7.85
  Granted                                    15,000        $3.50
  Canceled                                       --         --
  Exercised                                  (5,000)   $.06875 - $1.00
                                            -------

Options outstanding - October 31, 2004       66,875    $0.62 - $7.85
  Granted                                    12,500        $3.20
  Canceled                                       --         --
  Exercised                                 ( 2,500)       $0.70
                                            -------

Options outstanding - October 31, 2005       76,875    $0.62 - $7.85
                                            =======

Options exercisable - October 31, 2005       64,375    $0.62 - $7.85
                                            =======

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 - STOCKHOLDERS' EQUITY (Continued)
------------------------------

Consultants Stock Incentive Plan
--------------------------------

In 1997, the Company adopted a Consultants Stock Incentive
Plan (the "CSI Plan") whereby options to purchase up to 50,000 shares of the Company's common stock may be granted to consultants or advisors of the Company. Subject to the terms of the CSI Plan, a committee of the Board of Directors is authorized to select participants and determine the number of shares covered by each option, its exercise price and other terms. The exercise price, however, may not be less than the fair market value of the Company's common stock on the date of the grant. CSI Plan activity is as follows:



                                                         Option Price
                                             Shares      Per Share
                                             ------      ---------

Options outstanding - November 1, 2002        7,500         $0.90
  Granted                                        --           --
  Canceled                                       --           --
  Exercised                                      --           --
                                            -------

Options outstanding - October 31, 2005,
  2004 and 2003                               7,500         $.90
                                            =======
Options exercisable - October 31, 2005        7,500         $.90
                                            =======


NOTE 12 - INCOME TAXES
----------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred income tax assets and liabilities are comprised as follows:


                                                   October 31,
                                                   -----------
                                               2005           2004
                                               ----           ----

Deferred tax assets:
  Net operating loss                         $584,723       $806,436
  Sale/leaseback of building                  394,295        445,724
  Salaries                                     44,934         84,404
  Rent                                         38,164         24,697
  Other                                        44,302          7,160
                                            ---------      ---------

  Gross deferred tax assets                 1,106,418      1,368,421
                                            ---------      ---------

Deferred tax liabilities:

  Goodwill                                    (36,102)        (8,607)
  Test passage bank and
   test development                            (6,222)       (15,702)
                                            ---------      ---------

  Gross deferred tax liabilities              (42,324)       (24,309)
                                            ---------      ---------

Net deferred tax assets                    $1,064,094     $1,344,112
                                           ==========     ==========

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 12 - INCOME TAXES (Continued)
----------------------

The Company believes it is more likely than not that this net deferred tax asset will be realized in future periods and, accordingly, no valuation allowance has been recorded.

The Company's income tax expense from continuing operations consists of the following:



                                  Fiscal Years Ended October 31,
                                  ------------------------------
                                 2005          2004          2003
                                 ----          ----          ----

Current:
  Federal                      $     --     $      --      $     --
  State                          44,050        75,531        73,781
                               --------     ---------      --------

                                 44,050        75,531        73,781
                               --------     ---------      --------

Deferred:
  Federal                       217,014       400,611       195,888
  State                          63,004       116,306        56,871
                               --------     ---------      --------

                                280,018       516,917       252,759
                               --------     ---------      --------

Provision for income taxes     $324,068     $ 592,448      $326,540
                               ========     =========      ========


A reconciliation of the difference between the expected income tax rate using the statutory Federal tax rate and the Company's effective rate for continuing operations is as follows:


                                  Fiscal Years Ended October 31,
                                  ------------------------------
                                 2005          2004          2003
                                 ----          ----          ----




U.S. Federal income tax
 statutory rate                   34%           34%           34%

State income tax, net of
Federal income tax benefit         5             5             7

Other, net                         3             3             3

Effective tax rate                42%           42%           44%
                                  ==            ==            ==

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13 - EMPLOYMENT AGREEMENTS
-------------------------------

The Company has employment agreements with several of its key employees. The agreements are for varying terms ranging from one to three years and are automatically extended each year unless the Company notifies the employee, in writing, ranging from at least 60 to 180 days prior to the anniversary date, that the agreement will not be extended.

Each agreement calls for a base salary, which may be adjusted annually at the discretion of the Company's Board of Directors, and also provides for eligibility in the Company's benefit plans and incentive bonuses which are payable based upon the attainment of certain profitability goals. Among other provisions, the agreements include a non-compete clause for varying periods not exceeding three years following termination of employment.

The Company entered into employment agreements for an initial forty-month term with two of the former shareholders of ADI. In addition, the former shareholders of ADI who are continuing with ADI were granted, pursuant to the 2000 Plan, an aggregate of 60,000 ten-year options to purchase additional shares of the Company's Common Stock at an exercise price of $3.75 per share, subject to vesting upon the completion of one year of employment. The Company also entered into an employment agreement for an initial twenty-eight month term with a key employee of ADI.

The aggregate commitment for future salaries as of October 31, 2005, excluding bonuses and benefits, is as follows:

Fiscal year ending October 31,

      2006                        $1,788,166
      2007                        $  904,400
      2008                        $  455,614


NOTE 14 - RELATED PARTY TRANSACTIONS
------------------------------------

One of the directors is a shareholder in the law firm which serves as the Company's special securities counsel. The Company incurred $200,710, $59,351 and $83,082 in legal fees and disbursements to this firm in the fiscal years ended October 31, 2005, 2004 and 2003, respectively.

One of the directors is the principal and owner of a firm which provided consulting services to the Company. The Company incurred $45,000 in fees to this firm in the year ended October 31, 2004.

                                                                PROSPECTUS






                                             677,187 Shares







                                     TOUCHSTONE APPLIED SCIENCE
                                           ASSOCIATES, INC.









                                           December 14, 2005
                                       As amended March 3, 2006

                                    PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law permits a corporation to indemnify certain of its officers, directors, employees and agents. Our amended and restated certificate of incorporation (our charter) provides that we will indemnify, to the fullest extent permitted under Delaware law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved because such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

      In addition to the indemnification obligations set forth in our charter, we have entered into indemnification agreements with each of our directors containing substantially those same indemnification provisions as in our charter.

      We have obtained an insurance policy under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933 pursuant to our charter and bylaws, or otherwise, is against public policy as expressed in the Act and is, therefore, unenforceable.

      Our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

ITEM 25.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                   SEC filing fee                 $   343
                   Legal expenses                  25,000
                   Accounting expenses              5,000
                   Printing expenses                1,000
                                                  -------
                   TOTAL                          $31,343


ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES.

      In September 2004, the Company issued to Signal Hill Capital Group LLC ("Signal Hill") a five-year warrant to purchase up to 20,000 shares of the Company's Common Stock, at an exercise price of $2.96 per share. The warrant was issued in consideration of strategic consulting services that Signal Hill has provided and has agreed to provide to the Company. Neither the warrant nor the underlying shares of Common Stock have been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.
See "The Selling Stockholders".

      Pursuant to the acquisition of AEC in January 2005, the Company issued 12,000 shares of the Company's Common Stock to the former stockholders of AEC in a transaction not involving a public offering pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. This Registration Statement is being filed pursuant to the Company's agreement to register such shares under the Securities Act.

      Pursuant to the acquisition of ADI in July 2005, the Company issued 89,488 shares of the Company's Common Stock to the former stockholders of ADI who had elected to receive shares, in whole or in part in lieu of cash, in a transaction not involving a public offering pursuant to the exemption from registration provided by Section 4(2) of the Act. This Registration Statement is being filed pursuant to the Company's agreement to register such shares under the Securities Act.

ITEM 27.	EXHIBITS

      The following Exhibits are filed as part of this Registration Statement:

3.1 Certificate of Incorporation, dated August 22, 1991 filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31,
          1999)

3.2 Certificate of Merger dated August 26, 1992, filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 7, 1993)

3.3 Certificate of Amendment of Certificate of Incorporation dated March 4, 1999, filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1999)

3.4 Amended and Restated By-Laws (incorporated by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-27659) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on May 22, 1997)

4.1 Specimen Certificate evidencing shares of Common Stock (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-75377) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on March 31, 1999).

4.2 Form of Warrant (incorporated by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-27659) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on May 22, 1997).

4.3 Investor Rights Agreement, dated as of September 4, 1998, by and among the Company, Cahill Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P., and the Individual Shareholders Named Therein (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 23, 1998 (the "November 1998 8-K")).

4.4       Registration Rights Agreement, dated as of
          September 4, 1998, by and among the Company, Cahill,
          Warnock Strategic Partners Fund, L.P., and Strategic
          Associates, L.P. (incorporated by reference to the exhibit contained in the November 1998 8-K).

4.5 Form of Warrant issued in connection with the Securities Purchase Agreement by and between the Company, Cahill, Warnock Strategic Partners Fund, L.P.
          and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the November 1998 8-K).

4.6 Amendment No. 1 to the Securities Purchase Agreement, dated as of March 8, 1999, among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31,
          1999).

4.7 Consent, Agreement and Amendment, dated as of December 3, 1999, by and among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1999).

4.8 Consent, Agreement and Amendment, dated as of October 1, 2002, by and among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002).

4.9 Registration Rights Agreement, dated as of June 15, 2005, by and among Martin Borg, Kevin Byrne, Karen Gerard, Brad Begley, Russell Leverenz, and Debbie Leverenz, and the Company (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, filed June 20, 2005).

5.1       Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
          (filed herewith).

10.1 401(k) Plan (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 7, 1993)

10.2 Patent Assignment by Bertram Koslin to the Company (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 (File No. 33-65766) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 7, 1993)

10.3 Amended and Restated 1991 Stock Option Incentive Plan (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1996)

10.4 Directors Stock Option Plan (incorporated herein by reference to the exhibit contained in the Company's
          Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1996)

10.5 2000 Stock Incentive Plan (incorporated herein by reference to the exhibit contained in the Company's
          Annual Report on Form 10-KSB for the fiscal year ended
          October 31, 2001)

10.6 Consultants Stock Incentive Plan (incorporated by reference to the exhibit contained in the Company's
          Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 1997)

10.7      Employment Agreement with Andrew L. Simon
          (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form
          10-QSB for the fiscal quarter ended April 30, 1996)

10.8      Employment Agreement with Linda G. Straley
          (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form
          10-QSB for the fiscal quarter ended April 30, 1996)

10.9 Stock Purchase Agreement, dated as of January 2, 1997, between Beck Evaluation & Testing Associates, Inc., Connie K. Beck, Michael D. Beck, Amanda P. Beck and the Company, together with all schedules and exhibits thereto (incorporated by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1997)

10.10     Employment Agreement, dated as of January 2,
          1997, between the Company and Michael D. Beck
          (incorporated by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1997)

10.11 Asset Sale Agreement, dated as of June 3, 2003, among Mildred Elley School, Inc., Touchstone Applied Science Associates, Inc., TASA Educational Services Corporation, Faith A. Takes and Empire Education Corporation (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, as amended, which was filed with the Securities and Exchange Commission on June 18, 2003, as amended on September 15, 2003 (the "ME 8-K"))

10.12 Escrow Agreement, dated as of June 3, 2003, by and among Mildred Elley School, Inc., Touchstone Applied Science Associates, Inc., TASA Educational Services Corporation, Empire Education Corporation, and Hodgson Russ LLP, as escrow agent. (incorporated by reference to the exhibit contained in the ME 8-K)

10.13     Securities Purchase Agreement, dated as of
          September 4, 1998, by and among the Company, Cahill
          Warnock Strategic Partners Fund, L.P., and Strategic
          Associates, L.P. (incorporated by reference to the exhibit contained in the November 1998 8-K)

10.14 Contract of Sale, dated as of January 31, 2003, between the Company and 26 Palmer, LLC (incorporated by reference to the exhibit contained in the Company's
          Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 2003)

10.15     Agreement of Lease between the Company and 26
          Palmer, LLC (incorporated by reference to the exhibit contained in the Company's Quarterly Report on Form
          10-QSB for the fiscal quarter ended January 31, 2003)

10.16     Stock Purchase Agreement, dated as of January 1,
          2005, by and between Pasquale J. DeVito, Ph.D. and Richard S. Zusman, Ed.D., and Touchstone Applied Science Associates, Inc. (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, filed January 21, 2005) (the "AEC 8-K").

10.17     Employment Agreement, dated as of January 1,
          2005, between Assessment and Evaluation Concepts Inc.
          and Richard S. Zusman, Ed.D. (incorporated by reference to the exhibit contained in the AEC 8-K).

10.18     Employment Agreement, dated as of January 1,
          2005, between Assessment and Evaluation Concepts Inc.
          and Pasquale J. DeVito, PH.D. (incorporated by reference to the exhibit contained in the AEC 8-K).

10.19 Stock Purchase Agreement, dated June 15, 2005, by and among Martin Borg, Kevin Byrne, Karen Gerard, Brad Begley, Russell Leverenz, and Debbie Leverenz, and Touchstone Applied Science Associates, Inc. (incorporated by reference to the exhibit to the Company's Current Report on Form 8-K, filed June 20, 2005, as amended) (the "ADI 8-K").

10.20 Employment Agreement, dated as of July 1, 2005, between Achievement Data, Inc. and Martin Borg
          (incorporated by reference to the exhibit contained in the AEC 8-K).

10.21     Loan Agreement, dated July 1, 2005, between the
          Company and Hudson United Bank (incorporated by reference to the exhibit contained in the ADI 8-K).

21        Subsidiaries of Registrant (filed herewith)

23.1      Consent of Lazar, Levine & Felix LLP (filed herewith).

23.2      Consent of Vedder, Price, Kaufman & Kammholz, P.C.
          (included in Exhibit 5.1).

ITEM 28.	UNDERTAKINGS

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly, authorized, in the City of Brewster, New York, on March 3, 2006.

                                   TOUCHSTONE APPLIED SCIENCE
                                   ASSOCIATES, INC


                                   By:  ANDREW L. SIMON
                                       -----------------------
                                        Andrew L. Simon  President
                                        and Chief Executive Officer
                                        (principal executive officer
                                        and principal financial officer)

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                        Title                   Date
     ---------                        -----                   ----

/s/ ANDREW L. SIMON            Director and Chairman      March 3, 2006
-------------------------
    Andrew L. Simon                of the Board

/s/ MICHAEL D. BECK                  Director             March 3, 2006
-------------------------
    Michael D. Beck

/s/ STEVEN R. BERGER                 Director             March 3, 2006
-------------------------
    Steven R. Berger

/s/ DONALD W. HUGHES                 Director             March 3, 2006
-------------------------
    Donald W. Hughes

s/s CHRIS L. NGUYEN                  Director             March 3, 2006
-------------------------
    Chris L. Nguyen

/s/ LINDA G. STRALEY                 Director             March 3, 2006
-------------------------
    Linda G. Straley

/s/THOMAS STRUZZIERI                 Director             March 3, 2006
-------------------------
   Thomas Struzzieri

/s/ DAVID L. WARNOCK                 Director             March 3, 2006
-------------------------
    David L. Warnock